SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

KROLL INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☒	Fee paid previously with preliminary materials:

$249,458

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[KROLL LOGO]

KROLL INC.

900 Third Avenue
New York, NY 10022
(212) 593-1000

June 10, 2004

Dear Stockholder:

      You are cordially invited to attend a special meeting of stockholders of Kroll Inc., which will be held at the offices of Kramer Levin Naftalis & Frankel LLP, located at 919 Third Avenue, 37th Floor, New York, NY 10022, on Thursday, July 8, 2004 at 11:00 a.m., local time.

      At the meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Merger that Kroll has entered into with Marsh & McLennan Companies, Inc., and one of its wholly-owned subsidiaries. If our stockholders approve the Agreement and Plan of Merger and the merger is subsequently completed, Kroll will become a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., and you will receive $37.00 in cash for each share of Kroll common stock that you own.

      After careful consideration, our board of directors has determined that the merger is advisable, fair to and in the best interests of our stockholders and unanimously recommends that you vote FOR the approval of the merger agreement.

      The accompanying document provides a detailed description of the proposed merger, the merger agreement and related matters. I urge you to read these materials carefully.

      Your vote is very important. Because approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Kroll common stock entitled to vote on the merger, a failure to vote will have the same effect as a vote against the merger.

      Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible or vote through the Internet as described in the enclosed proxy card. This action will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

      Thank you for your cooperation and your continued support of Kroll.

Sincerely,

JULES B. KROLL
Executive Chairman

      This proxy statement is dated June 10, 2004 and is first being mailed to stockholders on or about June 14, 2004.

[KROLL LOGO]

KROLL INC.

900 Third Avenue
New York, NY 10022
(212) 593-1000

NOTICE OF SPECIAL MEETING OF KROLL STOCKHOLDERS

To Be Held on July 8, 2004

To the Stockholders of KROLL INC.:

      Notice is hereby given that a special meeting of stockholders of Kroll Inc. will be held at the offices of Kramer Levin Naftalis & Frankel LLP, located at 919 Third Avenue, 37th floor, New York, NY 10022, on Thursday, July 8, 2004, at 11:00 a.m., local time, for the following purposes:

1.	to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 18, 2004, by and among Marsh & McLennan Companies, Inc., Kroll Inc. and King Merger Corp.; and

2.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting, such as adjournment or postponement of the special meeting.

      Only stockholders of record of Kroll’s common stock, par value $.01 per share, as of the close of business on June 9, 2004, are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. The affirmative vote of the holders of at least a majority of the outstanding shares of Kroll common stock entitled to vote on the merger is required to approve the merger agreement.

      Kroll’s board unanimously recommends that stockholders vote FOR the approval of the merger agreement.

By Order of the Board of Directors,

-s- Sabrina H. Perel
SABRINA H. PEREL
Executive Vice President, General Counsel and Secretary

New York, New York

June 10, 2004

YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it promptly in the envelope provided or vote through the Internet as described in the enclosed proxy card. Giving your proxy now will not affect your right to vote in person if you attend the meeting.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The Special Meeting

Q.	What matters will be voted on at the special meeting?

A.	Kroll is seeking your approval of the Agreement and Plan of Merger that Kroll has entered into with Marsh & McLennan Companies, Inc. (which we refer to as MMC).

Q.	What vote is required for the Kroll stockholders to approve the merger agreement?

A.	In order to approve the merger agreement, holders of a majority of the outstanding shares of Kroll common stock entitled to vote must vote FOR approval of the merger agreement.

Q.	Who is entitled to vote at the special meeting?

A.	Holders of record of Kroll common stock as of the close of business on June 9, 2004 are entitled to vote at the special meeting.

Q.	What should I do now?

A.	After carefully reading and considering the information contained in this proxy statement, please vote your shares by returning the enclosed proxy or voting through the Internet. You can also attend the special meeting and vote in person. Do NOT now enclose or return your stock certificate(s) with your proxy.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Your broker will only be permitted to vote your shares if you instruct your broker how to vote. You should follow the procedures provided by your broker regarding the voting of your shares.

Q.	If I hold shares of Kroll common stock in a Kroll Employee Stock Purchase Plan account, how do I vote those shares?

A.	You may vote your shares of Kroll common stock held in a Kroll Employee Stock Purchase Plan account either by completing the enclosed voting instructions or through the Internet.

Q.	What if I do not vote?

A.	If you fail to vote by proxy, either by mail or through the Internet, or in person, it will have the same effect as a vote against the merger agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” approval of the merger agreement.

Q.	When should I send in my proxy card?

A.	You should send in your proxy card as soon as possible so that your shares will be voted at the special meeting.

The Merger

Q.	What is the proposed transaction?

A.	MMC will acquire Kroll by merging a subsidiary of MMC into Kroll, with Kroll becoming a wholly-owned subsidiary of MMC.

Q.	If the merger is completed, what will I receive for my shares of Kroll common stock?

A.	You will receive $37.00 in cash, without interest, for each share of Kroll common stock that you own.

Q.	Why is the Kroll board recommending the merger?

A.	Our board believes that the merger is advisable, fair to and in the best interests of the stockholders of Kroll. To review our board’s reasons for recommending the merger, see the section entitled “Kroll’s Reasons for the Merger” on pages 12 through 14 of this proxy statement.

Q.	Will I owe taxes as a result of the merger?

A.	The receipt of cash for shares of Kroll common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference between the amount of cash you receive and the adjusted

i

tax basis of your shares of Kroll common stock. See the section entitled “Material U.S. Federal Income Tax Consequences” on pages 27 through 28 of this proxy statement for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q.	When is the merger expected to be completed?

A.	We are working towards completing the merger as quickly as possible. We currently expect to complete the merger as quickly as possible after the special meeting and after all the conditions to the merger are satisfied or waived, including stockholder approval of the merger agreement at the special meeting and expiration or termination of the waiting period under United States antitrust law. On May 28, 2004, we and MMC filed pre-merger notifications with the United States antitrust authorities pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976. On June 10, 2004, the Federal Trade Commission informed us that the United States antitrust authorities granted early termination of the waiting period.

Q.	Should I send in my Kroll stock certificates now?

A.	No. After the merger is completed, MMC will send you written instructions for exchanging your Kroll stock certificates. You must return your Kroll stock certificates as described in the instructions. You will receive your cash payment as soon as practicable after MMC receives your Kroll stock certificates, together with the completed documents required in the instructions. PLEASE DO NOT SEND YOUR KROLL STOCK CERTIFICATES NOW.

Q.	What should I do if I have questions?

A.	If you have more questions about the special meeting, the merger or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact Georgeson Shareholder Communications Inc., our proxy solicitor, toll-free at (866) 781-5469.

SUMMARY

      This summary, together with the preceding question and answer section, highlights selected information from this proxy statement. It does not contain all of the information that is important to you. Accordingly, we urge you to read this entire proxy statement and the annexes to this proxy statement.

The Companies

Kroll Inc.

900 Third Avenue
New York, NY 10022-4751
(212) 593-1000

      Kroll Inc. is a global provider of independent risk consulting services. Kroll provides a broad range of investigative, intelligence, financial, security, and technology services to help clients reduce risks, solve problems, and capitalize on opportunities. Headquartered in New York with more than 60 offices on six continents, Kroll has a multidisciplinary corps of more than 3,200 employees and serves a global clientele of law firms, financial institutions, corporations, non-profit institutions, government agencies, and individuals. Kroll’s stock (ticker symbol: KROL) is listed on the Nasdaq National Market. Kroll’s website address is www.krollworldwide.com.

Marsh & McLennan Companies, Inc.

1166 Avenue of the Americas
New York, NY 10036-2774
(212) 345-5000

      Marsh & McLennan Companies, Inc. (which we refer to as MMC) is a global professional services firm. It is the parent company of Marsh Inc., the world’s leading risk and insurance services firm; Putnam Investments, one of the largest investment management companies in the United States; and Mercer Inc., a major global provider of consulting services. More than 60,000 employees provide analysis, advice, and transactional capabilities to clients in over 100 countries. MMC’s stock (ticker symbol: MMC) is listed on the New York, Chicago, Pacific, and London stock exchanges. MMC’s website address is www.mmc.com.

King Merger Corp.

1166 Avenue of the Americas
New York, NY 10036-2774
(212) 345-5000

      King Merger Corp. (which we refer to as MMC Sub) is a wholly-owned subsidiary of MMC formed solely for purposes of the merger and is engaged in no other business.

The Special Meeting

Date, Time and Place (page 6)

      The special meeting will be held on Thursday, July 8, 2004, at 11:00 a.m., local time at the offices of Kramer Levin Naftalis & Frankel LLP, located at 919 Third Avenue, 37th floor, New York, NY 10022.

Matters to be Considered (page 6)

      You will be asked to consider and vote upon a proposal to approve the merger agreement that Kroll has entered into with MMC and to consider any other matters that properly come before the meeting, including any procedural matters in connection with the special meeting.

Record Date (page 6)

      If you owned shares of Kroll common stock at the close of business on June 9, 2004, the record date for the special meeting, you are entitled to notice of and to vote at the special meeting. You have one vote for each share of Kroll common stock that you own on the record date. As of the close of business on June 9, 2004, there were approximately 40,525,995 shares of Kroll common stock outstanding and entitled to be voted at the special meeting.

Required Vote (page 6)

      Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Kroll common stock entitled to vote at the special meeting. Failure to vote by proxy, either by mail or through the Internet, or in person, will have the same effect as a vote “AGAINST” approval of the merger agreement.

Voting by Proxy (page 7)

      You may vote by proxy through the Internet or by returning the enclosed proxy. If you hold your shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee, which may include voting through the Internet or by telephone.

Revocability of Proxy (page 8)

      You may revoke your proxy at any time before it is voted. If you have not voted through your broker or nominee, you may revoke your proxy by:

•	sending a later-dated proxy;

•	giving written notice of revocation to any of the persons named as proxies or to Kroll addressed to the Secretary;

•	if you voted through the Internet, by voting again through the Internet prior to the close of the Internet voting facility; or

•	voting in person at the special meeting.

      Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in street name, you should follow the instructions of your broker or nominee regarding revocation of proxies. If your broker or nominee allows you to vote by telephone or through the Internet, you may be able to change your vote by voting again by telephone or through the Internet.

Voting Agreement and Shares of Kroll Common Stock Owned by Kroll Directors and Executive Officers (page 24)

      At MMC’s request, Jules B. Kroll, Executive Chairman of Kroll (who owns approximately 7.3% of the outstanding shares of Kroll common stock entitled to vote at the special meeting), Michael G. Cherkasky, President and Chief Executive Officer of Kroll, and 8 other executives of Kroll (including Simon V. Freakley who also is a director) have entered into a voting agreement with MMC pursuant to which they have agreed to vote their shares of Kroll common stock “FOR” approval of the merger agreement. The shares of Kroll common stock covered by the voting agreement represent approximately 8.5% of the outstanding shares of Kroll common stock entitled to vote at the special meeting. As of the record date, these executives together with our other directors and executive officers owned and had the power to vote approximately 9.6% of the outstanding shares of Kroll common stock. Each of these individuals has advised us that he or she intends to vote all of his or her shares of Kroll common stock “FOR” approval of the merger agreement.

Our Board’s Recommendation to Kroll Stockholders Regarding the Merger (page 12)

      Our board has approved the merger agreement, and determined that the merger is advisable, fair to and in the best interests of our stockholders. Our board unanimously recommends that Kroll stockholders vote “FOR” approval of the merger agreement at the special meeting.

The Merger

Structure of the Merger (page 29)

      Upon the terms and subject to the conditions of the merger agreement, MMC Sub, a wholly-owned subsidiary of MMC, will be merged with and into Kroll. As a result of the merger, Kroll will become a wholly-owned subsidiary of MMC. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.

What You Will Receive in the Merger (page 29)

      Each holder of shares of Kroll common stock will receive $37.00 in cash for each share of Kroll common stock held immediately prior to the merger.

Opinion of Kroll’s Financial Advisor (page 14)

      Goldman, Sachs & Co. delivered its opinion to our board, which was subsequently confirmed in writing, that, as of May 18, 2004 and based upon and subject to the factors and assumptions set forth therein, the $37.00 in cash per share of Kroll common stock to be received by the holders of shares of Kroll common stock pursuant to the merger agreement is fair from a financial point of view to such holders.

      The full text of the written opinion of Goldman Sachs, dated May 18, 2004, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of our board in connection with its consideration of the transaction contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Kroll common stock should vote with respect to the transaction contemplated by the merger agreement. Pursuant to an engagement letter between us and Goldman Sachs, we have agreed to pay Goldman Sachs a transaction fee equal to 0.5% of the aggregate consideration paid in the transaction, all of which is payable upon consummation of the merger.

Conditions to the Merger (page 35)

      MMC and Kroll will not complete the merger unless a number of conditions are satisfied or waived by them. These conditions include:

•	the approval of the merger agreement by Kroll’s stockholders;

•	the expiration or termination of any applicable waiting periods and the receipt of any approval or consent of applicable governmental and regulatory agencies;

•	the absence of any legal prohibition on the consummation of the merger;

•	the accuracy of the parties’ representations and warranties set forth in the merger agreement; and

•	the performance by each party of its obligations under the merger agreement.

Termination of the Merger Agreement (page 35)

      Kroll and MMC may agree in writing to terminate the merger agreement at any time prior to completing the merger, even after Kroll’s stockholders have approved the merger agreement. The merger agreement may also be terminated at any time prior to completing the merger under certain circumstances, including:

•	if the merger is not completed by November 30, 2004 (other than because of a breach of the merger agreement caused by the party seeking termination);

•	if any court or governmental agency issues a final order preventing the merger;

•	if the other party to the merger agreement materially breaches its representations or agreements and fails to cure its breach in 30 days;

•	if Kroll’s board adversely changes its recommendation of the merger agreement or recommends an alternative acquisition proposal;

•	if Kroll enters into an agreement relating to a superior proposal; or

•	if Kroll stockholders fail to approve the merger agreement at the special meeting.

Termination Payment (page 36)

      Kroll will be required to pay MMC a termination payment of $60 million (and up to an additional $5 million to reimburse MMC for its expenses) if the merger agreement is terminated under certain circumstances, including if Kroll terminates the merger agreement to enter into an agreement relating to a superior proposal.

Regulatory Matters (page 26)

      Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, MMC and Kroll may not complete the merger until they have made certain filings with the Federal Trade Commission and the United States Department of Justice and the applicable waiting period has expired or been terminated. On May 28, 2004, MMC and Kroll filed notification reports under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Department of Justice. On June 10, 2004, the Federal Trade Commission informed us that the United States antitrust authorities granted early termination of the waiting period. Kroll and MMC notified Germany’s Federal Cartel Office (which we refer to as the FCO) of the merger on June 4, 2004. Under the applicable provisions of German law, the transaction may be consummated on or after July 5, 2004, unless the FCO determines to subject the merger to further investigation, or unless the FCO consents to a closing before this date. We cannot assure you that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result.

Appraisal Rights (page 38)

      Under Delaware law, if you do not vote for approval of the merger agreement and prior to the special meeting you make a written demand and you strictly comply with the other statutory requirements of the Delaware General Corporation Law, you may elect to receive, in cash, the judicially determined fair value of your shares of stock in lieu of the $37.00 per share merger consideration.

Kroll Stock Options (page 30)

      In general, at the completion of the merger, each option to purchase shares of Kroll common stock, including those options held by our executive officers and directors, will be canceled in exchange for a cash payment to the option holder equal to the excess of $37.00 over the exercise price of the stock option for each share of Kroll common stock subject to the option.

Interests of Certain Persons in the Merger (page 20)

      Our directors and executive officers have interests in the merger that are in addition to, or different from, the interests of Kroll stockholders. These interests exist because the directors and executive officers participate in the equity plans maintained by Kroll, and the merger agreement provides for the accelerated vesting of stock-based awards in connection with the merger, and also, in the case of the executive officers, pursuant to the terms of employment agreements with Kroll, which provide for severance benefits. In addition, certain of our executive officers have entered into employment term sheets with Marsh Inc., a wholly-owned subsidiary of MMC, that will become effective upon the completion of the merger. Finally, following the merger, MMC has agreed to cause Kroll to indemnify the officers and directors of Kroll for certain events occurring before the merger.

No Solicitation (page 33)

      Kroll has agreed that it will neither solicit or encourage third parties to make acquisition proposals, nor negotiate an acquisition proposal with any third party. However, after a determination that an unsolicited written acquisition proposal is reasonably likely to result in a superior proposal, Kroll may respond to such proposal if required by the Kroll board’s fiduciary duties. Kroll must promptly notify MMC of any acquisition proposal that it receives.

FORWARD-LOOKING STATEMENTS

      This proxy statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can sometimes be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “will” and similar expressions. These statements are based on our management’s current expectations and are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those results anticipated, estimated, expected, intended or projected.

      The following factors, among others, could cause actual results to differ materially from those results described in the forward-looking statements, including:

•	uncertainties related to the proposed merger with MMC;

•	changes in the demand for, or in the mix of, Kroll’s services;

•	project delays or cancellations;

•	cost overruns with regard to fixed price projects;

•	competitive pricing and other competitive pressures;

•	changes in United States and foreign governmental regulation and licensing requirements;

•	currency exchange rate fluctuations;

•	foreign currency restrictions;

•	general economic conditions;

•	political instability in foreign countries in which Kroll operates; and

•	other factors and risks referred to in Kroll’s filings with the Securities and Exchange Commission, which we refer to as the SEC.

      Due to these and other inherent uncertainties, we urge you not to place undue reliance on forward-looking statements. We assume no obligation to update or revise these forward-looking statements to reflect future events, new information or otherwise.

THE SPECIAL MEETING OF KROLL STOCKHOLDERS

      We are furnishing this proxy statement to you, as a stockholder of Kroll, as part of the solicitation of proxies by our board for use at the special meeting of stockholders.

Date, Time, Place and Purpose of the Special Meeting

      The special meeting will be held at the offices of Kramer Levin Naftalis & Frankel LLP, located at 919 Third Avenue, 37th floor, New York, NY 10022, on Thursday, July 8, 2004 at 11:00 a.m., local time. The purpose of the special meeting is to:

•	consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of May 18, 2004, by and among Marsh & McLennan Companies, Inc., Kroll Inc. and King Merger Corp., and

•	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting, such as adjournment or postponement of the special meeting.

      Our board has, by unanimous vote, determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of our stockholders, has approved the merger agreement and the transactions contemplated by the merger agreement and unanimously recommends that our stockholders vote “FOR” approval of the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

      The holders of record of shares of Kroll common stock as of the close of business on June 9, 2004, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting.

      On the record date, there were approximately 40,525,995 shares of Kroll common stock outstanding held by approximately 216 stockholders of record. Holders of a majority of the shares of Kroll common stock issued and outstanding as of the record date and entitled to vote at the special meeting must be present in person or represented by proxy at the special meeting to constitute a quorum to transact business at the special meeting. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn or postpone the meeting to solicit additional proxies.

Vote Required

      Approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Kroll common stock outstanding on the record date and entitled to vote.

      Each holder of a share of Kroll common stock is entitled to one vote per share. Failure to vote your proxy (either through the Internet or by returning a properly executed proxy card) or to vote in person will have the same effect as a vote “AGAINST” approval of the merger agreement.

      Brokers or other nominees who hold shares of Kroll common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of Kroll common stock will be treated as not present for purposes of determining whether a quorum exists and will have the same effect as votes “AGAINST” approval of the merger agreement. Abstentions will be treated as shares of Kroll common stock that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists and will have the same effect as votes “AGAINST” approval of the merger agreement.

Share Ownership and Voting Power of Management

      At MMC’s request, Jules B. Kroll, Executive Chairman of Kroll, who owns approximately 7.3% of the outstanding shares of Kroll common stock as of the record date, Michael G. Cherkasky, President and Chief Executive Officer of Kroll, and 8 other executives of Kroll (including Simon V. Freakley who is also a director) have entered into a voting agreement with MMC pursuant to which they have agreed to vote their shares of Kroll common stock “FOR” approval of the merger agreement. The shares of Kroll common stock covered by the voting agreement represent approximately 8.5% of the outstanding shares of Kroll common stock entitled to vote at the special meeting.

      On the record date, the executives who are party to the voting agreement, together with the other directors and executive officers of Kroll, including their affiliates, owned and were entitled to vote shares of Kroll common stock that represent approximately 9.6% of the shares of Kroll common stock then outstanding. Each of these individuals has advised us that he or she intends to vote all of his or her shares of Kroll common stock “FOR” approval of the merger agreement.

Voting

      Stockholders may vote their shares by attending the special meeting and voting their shares of Kroll common stock in person, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope. All shares of Kroll common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a written proxy card is signed by a stockholder and returned without instructions, the shares of Kroll common stock represented by the proxy will be voted “FOR” approval of the merger agreement.

      In addition, stockholders may vote through the Internet by following the instructions included with the enclosed proxy card. If you vote through the Internet, please do not return the proxy card. You should be aware that in voting through the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet voting facility for stockholders of record will close at 12:00 midnight Eastern Standard Time on July 7, 2004.

      Stockholders who have questions or requests for assistance in completing and submitting proxy cards should contact Georgeson Shareholder Communications Inc., our proxy solicitor, at the following address and telephone number:

Georgeson Shareholder Communications Inc.

17 State Street, 10th Floor
New York, New York 10004
Banks and Brokers Call: (212) 440-9800
All Others Call Toll-Free: (866) 781-5469

      Stockholders who hold their shares of Kroll common stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of Kroll common stock how to vote their shares or obtain a proxy from the record holder to vote their shares at the special meeting.

      Each stockholder who holds shares of Kroll common stock in a Kroll Employee Stock Purchase Plan account will receive one voting instruction form for all shares owned in that Kroll Employee Stock Purchase Plan account. The voting instruction form will allow such stockholders to instruct the plan administrator how to vote those shares. Stockholders who hold shares of Kroll common stock in a Kroll Employee Stock Purchase Plan account may also instruct the plan administrator how to vote those shares through the Internet by following the instructions on the voting instruction form enclosed with this proxy statement when sent to stockholders who hold shares of Kroll common stock in a Kroll Employee Stock Purchase Plan account.

      If stockholders who own shares of Kroll common stock in a Kroll Employee Stock Purchase Plan account do not instruct the plan administrator how to vote, then, in accordance with the applicable rules of the Nasdaq National Market, those shares of Kroll common stock will be treated as shares of Kroll common stock that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists and will not be voted with respect to, and therefore will have the same effect as votes “AGAINST,” approval of the merger agreement.

Revocability of Proxies

      You can revoke your proxy at any time before it is voted at the special meeting by:

•	submitting another properly completed proxy bearing a later date;

•	giving written notice of revocation to Kroll addressed to the Secretary or to any of the persons named as proxies;

•	if you voted through the Internet, by voting again prior to the time at which the Internet voting facility closes by following the procedures set forth in the enclosed proxy card; or

•	attending the special meeting and voting by paper ballot in person (simply attending the meeting, without voting, will not constitute a revocation of a proxy).

      If your shares of Kroll common stock are held in the name of a bank, broker, trustee or other holder of record (which includes shares of Kroll common stock held in a Kroll Employee Stock Purchase Plan account), you must follow the instructions of your broker or other holder of record to revoke a previously given proxy. If your broker or nominee allows you to vote by telephone or through the Internet, you may be able to change your vote by voting again by telephone or through the Internet.

Solicitation of Proxies

      In addition to solicitation by mail, we may use our directors, officers and employees to solicit proxies by telephone, other electronic means or in person. These people will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of Kroll common stock and in obtaining voting instructions from those owners. We and MMC will share equally all expenses of filing, printing and mailing this proxy statement.

      Kroll has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies by mail, telephone or other electronic means, or in person, for a fee of $20,000 plus expenses relating to the solicitation.

Other Business

      Kroll is not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our by-laws, except as required by law, no business may be brought before the special meeting other than the matters set forth in the notice of special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement thereof, we intend that shares of Kroll common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting, such as a motion to adjourn in the absence of a quorum or a motion to adjourn for other reasons, including to solicit additional votes in favor of approval of the merger agreement.

THE MERGER

      This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

      Our board and senior management have periodically reviewed and assessed our business strategy and the various business trends and conditions impacting our business generally.

      We and MMC have a longstanding business relationship. Over the past two years MMC has engaged Kroll on numerous occasions to perform investigations, including due diligence assessments and background checks. Also during this time, Kroll has retained Putnam, a subsidiary of MMC, to manage its 401(k) plan and has from time to time engaged Mercer Inc., a subsidiary of MMC, for consulting services with respect to executive compensation matters.

      On February 2, 2004, Jules B. Kroll, our Executive Chairman, and Michael G. Cherkasky, our Chief Executive Officer, met with Jeffrey W. Greenberg, Chairman and Chief Executive Officer of MMC, A.J.C. Smith, a director and former Chairman and Chief Executive Officer of MMC, and William Rosoff, Senior Vice President and General Counsel of MMC, to discuss our ongoing relationship and additional potential business services we could provide to MMC. That afternoon, Mr. Greenberg called Mr. Kroll and inquired whether we would be interested in exploring a possible business combination with MMC. Mr. Kroll indicated our willingness to consider such a transaction under the right circumstances.

      On March 4, Messrs. Kroll and Greenberg met to discuss our business and the potential synergies of a business combination.

      On March 30, Messrs. Kroll and Cherkasky met with certain senior executives of MMC, including Mr. Greenberg, Roger Egan, President of Marsh Inc., a wholly-owned subsidiary of MMC, and Mr. Smith, to discuss our business.

      Morgan Joseph & Co. Inc. commenced work as our financial advisor on April 6 to assist us in considering the possibility of a business combination.

      On April 7, senior executives of Kroll, including Messrs. Kroll and Cherkasky, and a representative of our financial advisor, met with certain senior executives of MMC, including Messrs. Greenberg, Groves, Smith, Donald H. Birdsong, head of Marsh Risk Consulting, a representative of Greenhill & Co., LLC, financial advisor to MMC, and a representative from Wachtell, Lipton, Rosen & Katz, counsel to MMC, to discuss the business rationale of a possible business combination. Messrs. Kroll and Cherkasky noted the importance to our company of having a high certainty of closing any announced transaction. Messrs. Greenberg and Groves noted generally the importance to MMC of retaining Kroll’s key management following any possible business combination. There was no discussion of price.

      We retained Goldman, Sachs & Co. as our financial advisor pursuant to an engagement letter effective as of April 12, 2004.

      On April 14, we and MMC entered into a mutual confidentiality agreement to facilitate due diligence and an assessment of a possible transaction. Shortly thereafter, we began to furnish MMC with certain non-public business and financial information and to participate in certain diligence meetings in which our management explained our business.

      On April 15 and 16, senior executives of Kroll, including at times Messrs. Kroll and Cherkasky and representatives of one of our financial advisors, had a series of meetings with certain senior executives of MMC, including at times Messrs. Groves and Birdsong and a representative of MMC’s financial advisor, to explain our business in more detail.

      On April 18, MMC’s financial advisor informed one of our financial advisors that MMC was interested in exploring a transaction with a proposed purchase price of $31.00 per share of Kroll common stock, with 50%

of the consideration in stock and 50% in cash. Our financial advisor indicated to MMC’s financial advisor that the $31.00 per share proposed purchase price was insufficient to justify continuing discussions.

      On April 19, MMC’s financial advisor informed our financial advisors that MMC was prepared to consider a proposed purchase price in the mid 30’s, subject to continued due diligence, including with respect to potential synergies from the proposed business combination.

      On April 21, our board held a special meeting, also attended by certain members of our management, our financial advisors and our counsel. Messrs. Kroll and Cherkasky briefed the board on discussions with MMC to date and MMC’s indication of interest. Management and the board also discussed the company’s prospects as an independent, stand-alone company. At the meeting, our board determined to continue discussions with MMC, but only if MMC was willing to increase its indicated price level. Our financial advisors relayed this information to MMC’s financial advisor who indicated that MMC was willing to proceed with due diligence to refine its proposal in the face of our board’s response.

      On April 27, senior executives of Kroll, including Messrs. Kroll and Cherkasky, and representatives of our financial advisors, met with certain senior executives of MMC, including Mr. Birdsong, and representatives of their financial advisor to discuss our business in further detail.

      On the evening of May 2, Messrs. Kroll and Cherkasky met with certain senior executives of MMC, including Messrs. Greenberg and Groves, to discuss the potential business synergies of a merger. Messrs. Kroll and Cherkasky indicated that if MMC wanted to proceed it should make a proposal quickly and should focus on price and on certainty of consummation. Mr. Greenberg indicated that MMC’s proposal would likely be in the mid 30’s.

      On May 3 and May 4, based on instructions from our management, our financial advisors had conversations with MMC’s financial advisor indicating that we would find an all-cash offer more attractive than a cash-and-stock offer in light of our board’s desire for speed and certainty, and reiterated that a mid 30’s price would not be sufficient.

      On May 6, MMC’s financial advisor informed our financial advisors that MMC was prepared to move forward with an all cash transaction at $37.00 per share of Kroll common stock, subject to completing due diligence, satisfactory definitive documentation and entering into employment agreements to ensure continuity of key management.

      Later that day our board held a special meeting for the purpose of discussing MMC’s revised indication of interest. Also participating were certain members of our management, as well as representatives of our financial advisors and of our counsel, Cleary, Gottlieb, Steen & Hamilton, and Kramer Levin Naftalis & Frankel LLP. Messrs. Kroll and Cherkasky, along with representatives of our financial advisors, described the recent discussions with MMC and its financial advisor. Our counsel reviewed and discussed with the board the directors’ fiduciary duties in connection with considering a potential acquisition of the company. Our board reviewed the revised indication of interest, as well as alternatives to the proposed transaction, including our prospects as an independent, stand-alone company. After further discussions and deliberations our board instructed our management and financial advisors to attempt to increase MMC’s price.

      On the morning of May 7, Mr. Kroll spoke to Mr. Greenberg and our financial advisors spoke with MMC’s financial advisor, seeking an increase in MMC’s price. In each case we were told that $37.00 was MMC’s final price. Also on May 7, MMC’s financial advisor informed our financial advisors that, despite our earlier indicated preference for a two-step tender offer structure, that MMC had determined, based on certain legal considerations, that the proposed transaction would be structured as a one-step merger.

      Later on May 7, our board held a special meeting, also attended by certain members of management and our legal and financial advisors. Messrs. Kroll and Cherkasky briefed the board on our attempts to obtain a higher per share price, MMC’s indication that $37.00 per share of Kroll common stock in cash was its final price and that the structure of the transaction would be a one-step merger. Among other matters discussed, our board reviewed:

•	the $37.00 per share all-cash price;

•	the impact on timing and certainty of the one-step transaction structure;

•	the possibility, likely outcome and risks of initiating a limited solicitation of other possible bidders without jeopardizing MMC’s current proposal;

•	the importance of our board having the ability, after execution of an agreement with MMC, to accept a superior proposal; and

•	the importance of an expedited time frame.

      Following further discussion, our board unanimously authorized management to continue negotiations with MMC.

      Later that day, based on instructions from our board and management, our financial advisors informed MMC’s financial advisor that our board was prepared to attempt to negotiate an acquisition at $37.00 in cash per share of Kroll common stock, and on May 8 our counsel discussed with MMC’s counsel the delivery of an initial draft merger agreement and a draft voting agreement requested by MMC, as well as the process for continuing MMC’s financial diligence and commencing legal diligence. Diligence continued thereafter through May 18.

      From May 8 through May 18, MMC and its counsel negotiated with certain of our executive officers and their counsel the terms of their employment term sheets with Marsh Inc. to be effective upon completion of the merger (see “— Interests of Certain Persons in the Merger; Employment Agreements”).

      On May 11, counsel to MMC delivered to our counsel drafts of the merger agreement and the voting agreement, and from May 12 through May 18, counsel negotiated the terms of these agreements.

      On May 17, our board met to discuss the status of the transaction including the terms of the draft merger agreement and voting agreement. Members of our senior management presented an overview of the negotiations to date, the rationale for the proposed transaction, the proposed management employment term sheets (see “— Interests of Certain Persons in the Merger; Employment Agreements”) and management’s current projections for our company on an independent, stand-alone basis for 2004, 2005 and 2006 (see “— Kroll’s Reasons for the Merger”). These projections, which were furnished by our management to Goldman Sachs and were used, based on our instructions, by Goldman Sachs in connection with performing certain of its financial analyses in connection with the preparation of its opinion (see “— Opinion of Kroll’s Financial Advisor”), were also furnished to MMC.

      At the May 17 board meeting, Goldman Sachs reviewed in detail its financial analyses performed in connection with the preparation of its opinion described below, and our counsel reviewed in detail the draft merger agreement, voting agreement and employment term sheets.

      On May 17 and May 18, our counsel and MMC’s counsel continued negotiations to finalize the merger agreement and management and MMC continued negotiations to finalize the employment term sheets. On May 17, MMC’s board approved the merger.

      On the afternoon of May 18, our board reconvened to finalize consideration of the merger and the proposed merger agreement. Counsel reported to our board the resolution of the final issues in the proposed merger agreement. Goldman Sachs delivered its oral opinion which was subsequently confirmed in writing, that, as of May 18, 2004, and based upon and subject to the factors and assumptions set forth in its opinion, the $37.00 in cash per share of Kroll common stock to be received by the holders of shares of Kroll common stock pursuant to the merger agreement is fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, dated May 18, 2004, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion is attached as Annex B to this proxy statement. Our board unanimously determined that the merger was advisable, fair to and in the best interests of Kroll’s stockholders; approved the merger agreement and the transactions contemplated by the merger agreement; and recommended that the Kroll stockholders approve the merger agreement.

      Later on May 18, the parties executed the merger agreement and MMC and certain Kroll executives executed the voting agreement and employment term sheets. We and MMC then publicly announced the merger.

Kroll’s Reasons for the Merger

      Our board consulted with our senior management and our financial and legal advisors and considered a number of factors, including those set forth below, in reaching its decision to approve the merger, the merger agreement and the transactions contemplated by the merger agreement, and to recommend that our stockholders vote “FOR” approval of the merger agreement.

      Our board considered the business, competitive position, strategy, prospects and uncertainties of Kroll on a stand-alone basis, including our management’s projections for 2004, 2005 and 2006 described below, and current industry, economic and market conditions.

      Our board considered the current and historical market prices of Kroll common stock relative to the merger consideration, including the fact that the $37.00 per share merger consideration represents a 33.1% premium over the closing price of Kroll common stock on May 14, 2004, a 39.4% premium over the average closing price of Kroll common stock over the three months preceding May 14, and a 22.3% premium over the highest closing price of Kroll common stock over the year preceding May 14.

      Our board considered the fact that the merger consideration is all cash, which provides certainty of value to our stockholders and may facilitate a speedier consummation of the merger than would consideration involving securities (though not as quick as if the transaction included a tender offer).

      Our board considered the terms of the merger agreement, including:

•	the ability of the board, under certain circumstances, to furnish information to and conduct negotiations with a third party and, upon the payment to MMC of a termination fee of $60 million and up to $5 million in expense reimbursement, to terminate the merger agreement to accept a superior proposal;

•	the board’s belief that the $65 million maximum aggregate fees and expenses payable to MMC was reasonable in the context of break-up fees that were payable in other comparable transactions and would not be likely to preclude another party from making a competing proposal; and

•	the limited conditions to MMC’s obligation to complete the merger, including:

•	the absence of a financing condition,

•	the fact that the condition to MMC’s obligation to complete the merger relating to the accuracy of Kroll’s representations and warranties would be satisfied unless breaches of Kroll’s representations and warranties would constitute a “material adverse effect,” and

•	the definition of “material adverse effect” and the covenant by MMC to cooperate to maintain existing relationships with our employees, customers and suppliers.

      Our board considered possible alternatives to the merger but did not believe that any alternatives were reasonably likely to create greater value for our stockholders than the merger. We did not solicit interest from other parties with respect to an acquisition or other business combination.

      Our board considered the presentation of Goldman Sachs on May 17, and its opinion that, as of May 18, 2004, and based upon and subject to the factors and assumptions set forth in its opinion, the $37.00 in cash per share of Kroll common stock to be received by the holders of shares of Kroll common stock pursuant to the merger agreement is fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, dated May 18, 2004, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion is attached as Annex B to this proxy statement.

      As noted above, our board reviewed management’s projections that included estimated revenue of $662.1 million, $811.6 million and $924.7 million for each of 2004, 2005 and 2006, respectively, estimated net income (excluding certain pre-tax restructuring and other charges) of $73.2 million, $97.8 million and $117.4 million for each of 2004, 2005 and 2006, respectively, and estimated earnings per share on a fully diluted basis (excluding certain pre-tax restructuring and other charges) of $1.70, $2.13 and $2.47 for each of 2004, 2005 and 2006, respectively. These projections, which were furnished by our management to Goldman Sachs and were used, based on our instructions, by Goldman Sachs in connection with performing certain of its financial analyses in connection with the preparation of its opinion (see “— Opinion of Kroll’s Financial Advisor”), were also furnished to MMC. These projections included the assumption that there would be one unidentified accretive acquisition in 2005. Our board and management noted that these projections were subject to risks and uncertainties and were more favorable than the guidance that management had previously disclosed publicly. Our board and management also noted that these projections were lower than certain other management projections previously prepared and provided to MMC that were more favorable, largely because they had assumed additional unidentified accretive acquisitions during the remainder of 2004, 2005 and 2006. Management noted that there were no assurances that any such acquisitions could be consummated and that management did not believe that these more favorable projections should be relied on.

      Kroll, as a matter of course, does not make public its forecasts or projections as to future performance or financial data. However, in connection with its discussions with MMC, management of Kroll provided certain projections as to its future financial performance to MMC as described above, and as such Kroll is including the projections in this proxy statement. The projections described above were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding forecasts or projections. These projections are forward-looking statements and are based on expectations and assumptions at the time they were prepared by management, including numerous assumptions made by management with respect to industry performance, general business, economic, market and financial conditions. See “Forward-Looking Statements.” The projections described above involve risks and uncertainties that could cause actual outcomes and results to differ materially from expectations. The inclusion of these projections should not be regarded as an indication that Kroll or MMC or any of their respective affiliates or representatives considered or consider such data to be a reliable prediction of future events, and such data should not be relied upon as such. None of Kroll, MMC or any of their respective affiliates or representatives has made or makes any representations to any person regarding the ultimate performance of Kroll compared to the information contained in the projections, and none of them intends to provide any update or revisions thereof.

      In the course of its deliberations, our board also considered a variety of risks and other potentially negative factors, including:

•	The risks and costs to Kroll if the merger does not close, including the diversion of management and employee attention, employee attrition and the effect on business relationships;

•	The possibility that the $60 million termination fee (and up to an additional $5 million in expense reimbursement) payable to MMC under certain circumstances might discourage a competing proposal to acquire Kroll or reduce the price of any proposal;

•	The fact that Kroll will no longer exist as an independent, stand-alone company and our stockholders will no longer participate in the growth of Kroll or in any synergies resulting from the merger;

•	The fact that gains from an all-cash transaction would be taxable to our stockholders for U.S. federal income tax purposes; and

•	The interests of Kroll’s officers and directors in the merger described under “— Interests of Certain Persons in the Merger.”

      The foregoing discussion of the information and factors considered by our board, while not exhaustive, includes the material factors considered by the board. In view of the variety of factors considered in connection with its evaluation of the merger, our board did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weights to different factors.

Recommendation of Kroll’s Board

      After careful consideration our board unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of our stockholders, approved the merger agreement and unanimously recommended that our stockholders vote “FOR” approval of the merger agreement.

Opinion of Kroll’s Financial Advisor

      Goldman Sachs delivered its opinion to our board, which was subsequently confirmed in writing, that, as of May 18, 2004 and based upon and subject to the factors and assumptions set forth therein, the $37.00 in cash per share of Kroll common stock to be received by the holders of shares of Kroll common stock pursuant to the merger agreement is fair from a financial point of view to such holders.

      The full text of the written opinion of Goldman Sachs, dated May 18, 2004, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of our board in connection with its consideration of the transaction contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Kroll common stock should vote with respect to the transaction contemplated by the merger agreement.

      In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Kroll for the five years ended December 31, 2003;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Kroll;

•	certain other communications from Kroll to its stockholders; and

•	certain internal financial analyses and forecasts for Kroll prepared by its management, which financial forecasts are summarized above (see “— Kroll’s Reasons for the Merger”).

      Goldman Sachs also held discussions with members of our senior management regarding their assessment of the past and current business operations, financial condition, and future prospects of Kroll. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of Kroll common stock, compared certain financial and stock market information for Kroll with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the business services industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

      Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Kroll or any of its subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of Kroll or any of its subsidiaries furnished to Goldman Sachs. Goldman Sachs’ opinion does not address the underlying business decision of Kroll to engage in the transaction contemplated by the merger agreement. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with Kroll.

      The following is a summary of the material financial analyses delivered by Goldman Sachs to our board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent the relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. You should read the tables together with the full text of each summary because the tables alone are not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 18, 2004 and is not necessarily indicative of current market conditions.

      Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for Kroll to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the following industries:

•	Consulting/financial services industry:

•	BearingPoint, Inc.;

•	Charles River Associates Incorporated;

•	FTI Consulting, Inc.;

•	Navigant Consulting, Inc.; and

•	Resources Connection, Inc.

•	Security/investigative services industry:

•	Group 4 Falck A/ S;

•	Securicor PLC; and

•	Securitas AB.

•	Employee screening (background checking and drug screening) industry:

•	ChoicePoint Inc.;

•	LabOne, Inc.; and

•	Laboratory Corporation of America Holdings.

      Although none of the selected companies is directly comparable to Kroll, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of Kroll.

      The multiples and ratios for Kroll were based on the closing price per share of Kroll’s common stock on May 14, 2004, Institutional Broker Estimate System, or IBES, estimates and the most recent publicly available information. The multiples and ratios for each of the selected companies were calculated using their respective closing prices on May 14, 2004, IBES estimates and the most recent publicly available information. With respect to Kroll and the selected companies, Goldman Sachs calculated and compared:

•	the enterprise value as a multiple of latest twelve months sales;

•	the enterprise value as a multiple of latest twelve months earnings before interest, taxes, depreciation and amortization, or EBITDA;

•	the enterprise value as a multiple of estimated 2004 EBITDA;

•	the enterprise value as a multiple of latest twelve months earnings before interest and taxes, or EBIT;

•	the ratio of the price per share to the calendarized estimated 2004 earnings per share; and

•	the ratio of the price per share to the calendarized estimated 2005 earnings per share.

      The results of these analyses are summarized as follows:

Calendarized
P/E
	Enterprise Value Multiples(1)				Multiples(1)

EBITDA
	Sales			EBIT
Company	LTM	LTM	2004E	LTM	2004E	2005E

Kroll Inc.(2)	2.2x	10.4x	9.0x	12.8x	17.6x	15.4x
All Comparables
High	5.4x	30.9x	22.2x	34.1x	39.1x	30.4x
Mean	2.0x	12.5x	10.5x	16.3x	22.5x	18.2x
Median	1.9x	10.2x	8.7x	13.3x	21.5x	17.3x
Low	0.5x	5.6x	6.3x	6.2x	12.6x	10.5x
The Proposed Transaction(3)
Kroll Inc.	3.3x	15.4x	12.0x	19.1x	26.6x	20.8x

(1)	Based on latest publicly available financial statements (historical data) and calendarized IBES median estimates as of May 14, 2004 (EBITDA and EPS estimates).

(2)	Based on latest publicly available financial statements (historical data) and calendarized IBES median estimates as of May 14, 2004 (EBITDA and EPS estimates). Latest twelve months (LTM) data is pro forma for the acquisition of Factual Data Corp. as if Kroll had completed the acquisition on March 31, 2003. LTM 2004 EBITDA and EBIT are stated before the non-recurring $5.8 million pre-tax restructuring expense in the third quarter of 2003.

(3)	Based on latest publicly available financial statements (historical data) and estimates provided by Kroll’s management (EBITDA and EPS). LTM data is pro forma for the acquisition of Factual Data Corp. as if Kroll had completed the acquisition on March 31, 2003. LTM 2004 EBITDA and EBIT are stated before the non-recurring $5.8 million pre-tax restructuring expense in the third quarter of 2003.

      Selected Kroll Transactions Analysis. Goldman Sachs analyzed certain selected completed acquisitions by Kroll since 2002 based on publicly available information and estimates provided by our management. For each of the selected transactions, Goldman Sachs calculated and compared enterprise value at the time of announcement as a multiple of each of latest twelve months revenue at the time of announcement and latest twelve months EBITDA at the time of announcement. Goldman Sachs also calculated the contributions of each of the selected transactions to Kroll’s estimated 2004 revenue and EBITDA.

      The following table presents the results of this analysis:

				Enterprise Value		% of 2004E
			Enterprise
			Value	LTM	LTM
Date Announced	Acquiror	Target	(millions)	Revenue(1)	EBITDA(1)	Revenue(2)	EBITDA(2)

June 24, 2003	Kroll Inc.	Factual Data Corp.	$108.6	1.3x	4.6x	12.1%	12.1%
September 5, 2002	Kroll Inc.	Zolfo Cooper, LLC	$160.5	2.5x	4.0x	13.7%	22.7%
April 2, 2002	Kroll Inc.	Ontrack Data International, Inc.	$115.0	2.0x	15.0x	15.5%	14.6%

				Blended
				Multiple Paid(3)

				2.0x	7.4x	Total:	41.3%	49.4%

May 18, 2004	MMC	Kroll Inc.(4)	$1,919.5	3.3x	15.4x

(1)	LTM based on latest publicly available financial statements at announcement.

(2)	Based on estimates provided by Kroll’s management. 2004E total revenue and EBITDA are before $23.7 million and $35.0 million of revenue eliminations and corporate expenses, respectively.

(3)	Based upon the weighted average contribution to 2004E Revenue and EBITDA of the three Kroll acquisitions.

(4)	LTM data is pro forma for the acquisition of Factual Data Corp. as if Kroll had completed the acquisition on March 31, 2003. LTM 2004 EBITDA is stated before the non-recurring $5.8 million pre-tax restructuring expense in the third quarter of 2003.

      Selected Transactions Analysis. Goldman Sachs analyzed certain publicly available information relating to the following selected transactions in excess of $100 million in the business services industry since 1998:

Date Announced	Acquiror	Target	Business Sector

February 24, 2004	Group 4 Falck A/ S	Securicor PLC	Security Services
November 30, 2003	FTI Consulting, Inc.	Lexecon Inc.	Consulting
June 24, 2003	Kroll Inc.	Factual Data Corp.	Database/Screening
June 12, 2003	United Technologies Corporation	Chubb plc	Security Services
January 17, 2003	MacAndrews & Forbes Holdings Inc.	Allied Security, Inc.	Security Services
December 5, 2002	Welsh, Carson, Anderson & Stowe, VIII, L.P.	US Investigation Services, Inc.	Database/Screening
September 10, 2002	US Investigation Services, Inc.	The Official Information Company	Database/Screening
September 5, 2002	Kroll Inc.	Zolfo Cooper, LLC	Consulting
July 30, 2002	International Business Machines Corporation	PwC Consulting	Consulting
July 24, 2002	FTI Consulting, Inc.	PwC US Business Recovery Services Division	Consulting
June 10, 2002	KPMG Consulting, Inc.	KPMG German, Austrian & Swiss Consulting	Consulting
June 6, 2002	Atos Origin	KPMG Dutch/ British Operations	Consulting
May 8, 2002	KPMG Consulting, Inc.	Arthur Andersen Consulting Units	Consulting
April 26, 2002	Fair Isaac Corporation	HNC Software Inc.	Database/Screening
April 2, 2002	Kroll Inc.	Ontrack Data International, Inc.	Database/Screening
March 25, 2002	Right Management Consultants, Inc.	Coutts Consulting Group	Consulting
March 8, 2002	Group 4 Falck A/ S	The Wackenhut Corporation	Security Services
April 24, 2001	Manpower Inc.	Jefferson Wells International, Inc.	Consulting
December 14, 2000	Securicor PLC	AHL Services, Inc.	Security Services
August 3, 2000	Securitas AB	Burns International Services Corporation	Security Services
June 5, 2000	The Thomson Corporation	Primark Corporation	Database/Screening
February 29, 2000	Cap Gemini Group	Ernst & Young Consulting	Consulting
February 14, 2000	ChoicePoint Inc.	DBT Online, Inc.	Database/Screening
December 6, 1999	Securitas AB	APS and First Security	Security Services
February 22, 1999	Securitas AB	Pinkerton’s, Inc.	Security Services
March 28, 1998	The Great Universal Stores P.L.C.	Metromail Corporation	Database/Screening

      For each of the selected transactions, Goldman Sachs calculated and compared enterprise value as a multiple of each of latest twelve months revenues and latest twelve months EBITDA.

      The following table presents the results of this analysis:

		Enterprise Value Multiple of LTM

Transaction		Revenue		EBITDA

All Selected Transactions	High	5.0	x	15.0	x
	Mean	1.6	x	8.8	x
	Median	1.3	x	8.3	x
	Low	0.2	x	4.0	x
The Proposed Transaction(1)		3.3	x	15.4	x

(1)	LTM data is pro forma for the acquisition of Factual Data Corp. as if Kroll had completed the acquisition on March 31, 2003. LTM 2004 EBITDA is stated before the non-recurring $5.8 million pre-tax restructuring expense in the third quarter of 2003.

      Discounted Future Share Price Analysis. Goldman Sachs performed a discounted future share price analysis on Kroll using estimates provided by our management. Goldman Sachs calculated implied future share prices for Kroll for the years 2005 and 2006 using estimated Kroll earnings per share for the years 2005 and 2006 and price to earnings per share multiples of 15.6x, 17.6x (the May 14, 2004 IBES 2004E price to earnings per share multiple for Kroll) and 19.6x. These implied future share prices were then discounted to calculate implied per share present value indications using discount rates of 8.0% and 14.0%. The following table presents the results of this analysis:

Implied Per Share Value Indications (1)

	8.0% Discount Rate	14.0% Discount Rate

2005E	$30.75-$38.63	$29.13-$36.60
2006E	$33.09-$41.58	$29.70-$37.32

(1)	Future share prices are discounted from May 14, 2005 and May 14, 2006 to May 14, 2004.

      Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis on Kroll using estimates provided by our management and publicly available information. Goldman Sachs calculated illustrative net present value indications of free cash flows for Kroll for the period from July 2004 to year-end 2006 using discount rates ranging from 8.0% to 14.0%. Goldman Sachs then calculated illustrative prices per share of the Kroll common stock using the illustrative net present value indications of free cash flows for Kroll for the period from July 2004 to year-end 2006 and illustrative terminal value indications as of year-end 2006 based on terminal multiples ranging from 8.0x EBITDA to 12.0x EBITDA and discounting these illustrative terminal value indications to illustrative present value indications using discount rates ranging from 8.0% to 14.0%. The following table presents the results of this analysis:

Illustrative Per Share Value Indications(1)

Kroll Inc.	$30.34-$47.63

(1)	Discounted to July 1, 2004 based on mid-year convention for cash flows.

      Goldman Sachs also calculated percentages of Kroll’s implied enterprise value represented by illustrative terminal value indications in the year 2006 based on terminal multiples ranging from 8.0x EBITDA to 12.0x EBITDA and discounted using discount rates ranging from 8.0% to 14.0%. The following table presents the results of this analysis:

Percentage of Enterprise Value in Terminal Value(1)

Kroll Inc.	87.1%-91.6%

(1)	Discounted to July 1, 2004 based on mid-year convention for cash flows.

      Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices for Kroll’s common stock for the three-year period ended May 14, 2004. In addition, Goldman Sachs analyzed the consideration that holders of shares of Kroll common stock will receive pursuant to the merger agreement in relation to the closing market price of Kroll’s common stock on May 14, 2004, the high and low closing market prices of Kroll’s common stock for the 52-week period ending May 14, 2004 and the 10-day, 30-day, 90-day, six-month, one-year and three-year average closing market prices of Kroll’s common stock for the periods ending May 14, 2004.

      This analysis indicated that the price per share to be paid to Kroll stockholders pursuant to the merger agreement represented:

•	a premium of 33.1% based on the closing market price of $27.79 per share on May 14, 2004;

•	a premium of 22.3% based on the latest 52-week high closing market price of $30.25 per share;

•	a premium of 100.8% based on the latest 52-week low closing market price of $18.43 per share;

•	a premium of 28.5% based on the 10-day average closing market price of $28.79 per share;

•	a premium of 30.2% based on the 30-day average closing market price of $28.41 per share;

•	a premium of 39.4% based on the 90-day average closing market price of $26.54 per share;

•	a premium of 42.4% based on the six-month average closing market price of $25.98 per share;

•	a premium of 49.4% based on the one-year average closing market price of $24.76 per share; and

•	a premium of 89.9% based on the three-year average closing market price of $19.48 per share.

      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to us or the transaction contemplated by the merger agreement.

      Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to our board as to the fairness from a financial point of view to the holders of the outstanding shares of common stock of Kroll of $37.00 in cash per share to be received by such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Kroll, MMC, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

      As described above, Goldman Sachs’ opinion to our board was one of many factors taken into consideration by our board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this proxy statement.

      Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to us in connection with, and has participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement. In addition, Goldman Sachs has provided certain investment banking services to us from time to time, including having acted as:

•	lead arranger with respect to Kroll’s $75,000,000 term loan and $25,000,000 revolving credit facility in September 2002;

•	sole lead and bookrunning manager with respect to a public offering of 6,325,000 shares of Kroll common stock in October 2002; and

•	sole lead and bookrunning manager with respect to a private placement of Kroll’s 1.75% Convertible Subordinated Notes due 2014 (aggregate principal amount $175,000,000) in January 2004.

      Goldman Sachs has provided certain investment banking services to MMC from time to time, including:

•	having acted as co-lead and joint bookrunning manager with respect to a public offering of MMC’s 3.625% Senior Notes due 2008 (aggregate principal amount $250,000,000) and 4.850% Senior Notes due 2013 (aggregate principal amount $250,000,000) in February 2003; and

•	having provided an unfunded commitment of $72,500,000 in MMC’s 364-day credit facility (aggregate principal amount $1,400,000,000) in June 2003.

      Goldman Sachs also may provide investment banking services to us and to MMC in the future. In connection with the above-described investment banking services, Goldman Sachs has received, and may receive in the future, compensation.

      Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to us, MMC and our and their respective affiliates, may actively trade our and MMC’s debt and equity securities (or related derivative securities) for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

      Our board selected Goldman Sachs as one of its financial advisors, and requested that Goldman Sachs render an opinion with respect to the fairness, from a financial point of view, of the merger consideration to the holders of shares of Kroll common stock because Goldman Sachs is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction contemplated by the merger agreement. Pursuant to a letter agreement, effective as of April 12, 2004, we engaged Goldman Sachs to act as our financial advisor in connection with the transaction contemplated by the merger agreement. Pursuant to the terms of the engagement letter, we have agreed to pay Goldman Sachs a transaction fee equal to 0.5% of the aggregate consideration paid in the transaction, all of which is payable upon consummation of the transaction. In addition, we have agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Interests of Certain Persons in the Merger

      In considering the recommendation of our board with respect to the merger agreement, holders of shares of Kroll common stock should be aware that our executive officers and directors have interests in the merger and arrangements that are different from, or in addition to, those of Kroll’s stockholders generally. These interests and arrangements may create potential conflicts of interest. Our board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our stockholders vote in favor of approving the merger agreement.

Stock Options and Other Equity-Based Awards

      The merger agreement provides that, in general, at the completion of the merger, each option to purchase shares of Kroll common stock, including those options that our executive officers and directors hold, will be canceled in exchange for a cash payment to the option holder equal to the excess of $37.00 over the exercise price of the stock option for each share of Kroll common stock subject to the option. MMC has agreed to make the payments described in the foregoing sentence within 10 days of completion of the merger. If and to the extent that the accelerated vesting and payout of options to purchase shares of Kroll common stock under Kroll’s 1996 Stock Option Plan would result in the unreimbursed imposition of an excise tax under Section 4999 of the Internal Revenue Code (which we refer to as the Parachute Tax), the merger agreement provides that MMC will delay payment in respect of those options for which payment would result in the imposition of the Parachute Tax until the options vest in accordance with their original terms, except as otherwise described below, see “— Employment Agreements.” Any delayed payment pursuant to the foregoing sentence will earn interest at an applicable money market interest rate and will be payable on an accelerated basis in connection with specified terminations of employment. The delayed payment provisions do not apply to any individuals who have excise tax reimbursement arrangements with Kroll or Marsh Inc.

      In addition, pursuant to Kroll’s 1998 Stock Incentive Plan, all outstanding shares of restricted stock, including those held by Kroll’s executive officers, will vest immediately prior to the completion of the merger and will be treated in the same manner in the merger as other outstanding shares of Kroll common stock.

     Employment Agreements

      New Arrangements with Messrs. Kroll, Cherkasky, Beber, Petrullo and Freakley

      Concurrently with the execution of the merger agreement, Messrs. Kroll, Cherkasky, Beber, Petrullo and Freakley entered into binding term sheets with Kroll and Marsh Inc. These term sheets will be replaced by formal agreements prior to the completion of the merger and, as of the completion of the merger, will amend and supersede each executive’s existing employment agreement with Kroll. The non-competition and non-solicitation covenants in each term sheet became effective immediately.

      Agreement with Mr. Kroll. Mr. Kroll’s term sheet provides for his employment with the surviving corporation in a senior level position for 4 years following the completion of the merger at an annual base salary of at least $700,000 and an annual target bonus of 100% of Mr. Kroll’s base salary, pro rated for partial years, subject to the termination provisions contained in the term sheet. It has been announced that following the merger Mr. Kroll will be named a Vice Chairman of Marsh Inc. During his employment with the surviving corporation, Mr. Kroll will be eligible to participate in the grant of stock options, restricted stock or other similar equity awards, if any, pursuant to the terms of MMC’s long term incentive compensation plans in the same manner and on substantially similar terms and conditions as similarly situated executives of Marsh Inc., taking into account Mr. Kroll’s total compensation, and will be eligible to participate in employee benefit plans and programs of Marsh Inc. substantially similar to those provided to similarly situated executives of Marsh Inc. who were executives of Kroll and who accept employment with Marsh Inc. Finally, Mr. Kroll will be provided with seven years post-employment medical benefits, or will be eligible to participate in Marsh Inc.’s retiree medical program as may be in effect from time to time, as agreed upon by Mr. Kroll and Marsh Inc.

      In the event Mr. Kroll’s employment is terminated without “cause” or if he resigns for “good reason,” Mr. Kroll will be entitled to receive his accrued salary and bonus and, subject to the execution by Mr. Kroll and Marsh Inc. of a mutual release of claims, Mr. Kroll will be entitled to a lump sum payment equal to his annual base salary.

      During the 12 months following the termination of Mr. Kroll’s employment with the surviving corporation for any reason (other than a non-renewal of the contract at the end of the contract term), Mr. Kroll has agreed not to compete with Kroll and its subsidiaries and not to directly or indirectly hire or solicit customers or employees of MMC or its subsidiaries. In addition, beginning on May 18, 2004 and for all periods thereafter, Mr. Kroll has agreed not to use, license or otherwise exploit or seek to register or file any application to register the name or trademark “Kroll.” If Mr. Kroll’s employment with the surviving corporation terminates as a result of a non-renewal of the contract at the end of the contract term and the surviving corporation pays Mr. Kroll one year’s annual base salary, the non-compete, non-hire and non-solicitation covenants will apply for twelve months following the termination of Mr. Kroll’s employment.

      Agreement with Mr. Cherkasky. Mr. Cherkasky’s term sheet provides for his employment with the surviving corporation in a senior level position for 4 years following the completion of the merger at an annual base salary of at least $750,000, and an annual bonus with a target range of 100%-160% of Mr. Cherkasky’s base salary (with a minimum bonus of 160% of base salary for each of 2004 and 2005), pro rated in each case for any partial years, including 2004, subject to the termination provisions contained in the term sheet. It has been announced that following the merger Mr. Cherkasky will remain President and Chief Executive Officer of Kroll. Subject to and in consideration for entering into the restrictive covenants described below and the release of all claims by Mr. Cherkasky under his existing employment agreement, Mr. Cherkasky will be entitled to a signing bonus of $6,390,000 to be paid by Kroll immediately prior to the completion of the merger so long as he continues his employment with Kroll through such date. In addition, upon the completion of the merger, MMC will grant Mr. Cherkasky the number of shares of MMC restricted stock having a fair market value on grant of $3,000,000, generally on the terms and conditions set forth in MMC’s 2000 Employee Incentive and Stock Award Plan. The restricted shares will vest on the fourth anniversary of grant, subject to Mr. Cherkasky’s continued employment through such date. Finally, immediately prior to completion of the merger, Kroll will pay Mr. Cherkasky a cash payment in respect of Mr. Cherkasky’s unpaid annual bonus for the portion of fiscal year 2004 that precedes the completion of the merger (computed based on the pro rata portion of 2004 that Mr. Cherkasky is employed by Kroll prior to the completion of the merger, and assuming a bonus based on 100% of base salary).

      Mr. Cherkasky will be eligible to participate in MMC’s long term incentive compensation plans and employee benefit programs on the same terms as Mr. Kroll, and will be entitled to post-employment medical benefits on the same terms as Mr. Kroll.

      In the event Mr. Cherkasky’s employment is terminated without “cause” or if he resigns for “good reason,” Mr. Cherkasky will be entitled to receive his accrued salary and bonus and, subject to the execution by Mr. Cherkasky and Marsh Inc. of a mutual release of claims, Mr. Cherkasky will be entitled to a lump sum payment equal to his annual base salary and vesting of the MMC restricted shares described above.

      During the twelve months following the termination of Mr. Cherkasky’s employment with the surviving corporation for any reason (other than a non-renewal of the contract at the end of the contract term), Mr. Cherkasky has agreed to not compete with Kroll and its subsidiaries and not to directly or indirectly hire or solicit customers or employees of MMC or its subsidiaries. If Mr. Cherkasky’s employment with the surviving corporation terminates as a result of a non-renewal of the contract at the end of the contract term and the surviving corporation pays Mr. Cherkasky one year’s annual base salary, the non-compete, non-hire and non-solicitation covenants will apply for twelve months following the termination of Mr. Cherkasky’s employment.

      Mr. Cherkasky and MMC are currently in discussions regarding a possible consulting arrangement whereby Mr. Cherkasky would agree to make himself available following termination of his employment to perform general consulting services for Kroll, its subsidiaries and other subsidiaries of MMC involved in Kroll’s business. The terms of the consulting arrangement would include payments to Mr. Cherkasky for agreeing to make himself available as a consultant and a per diem consulting fee for any services actually rendered.

      Finally, if it is determined that the payment of the signing bonus, the accrued bonus, the vesting and cash-out of options or restricted stock or any other payment made in connection with or at the time of the merger would be subject to the Parachute Tax, Mr. Cherkasky will be entitled to receive additional payments such that he will retain the amount of such benefits he would have received in the absence of the Parachute Tax or such additional payments.

      Agreements with Messrs. Beber, Petrullo and Freakley. Mr. Beber’s, Mr. Petrullo’s and Mr. Freakley’s term sheets each provide for employment with the surviving corporation in a senior level position for 3 years following the completion of the merger at an annual base salary of at least $500,000, $400,000 and £750,000, respectively, and a target annual bonus of 80% of base salary (with a minimum bonus of 80% of base salary for each of 2004 and 2005) for Messrs. Beber and Petrullo and 60% of base salary for Mr. Freakley, in each case pro rated for any partial years, including 2004, subject to the termination provisions contained in the term sheet. Subject to and in consideration for entering into the restrictive covenants described below and the release of all claims by each of Mr. Beber, Mr. Petrullo and Mr. Freakley under their respective existing employment agreements with Kroll, Mr. Beber, Mr. Petrullo and Mr. Freakley will be entitled to a signing bonus of $1,594,375, $1,026,375 and $1,000,000, respectively, in each case to be paid by Kroll immediately prior to the completion of the merger so long as they continue their employment with Kroll through such date. In addition, upon the completion of the merger, MMC will grant Mr. Beber, Mr. Petrullo and Mr. Freakley the number of shares of MMC restricted stock having a fair market value on grant of $750,000, $700,000 and $2,000,000 respectively, in each case generally on the terms and conditions set forth in MMC’s 2000 Employee Incentive and Stock Award Plan. The restricted shares will vest on the third anniversary of grant, subject to the applicable executive’s continued employment through such date. Finally, immediately prior to completion of the merger, Kroll will pay each of Mr. Beber and Mr. Petrullo a cash payment in respect of each executive’s unpaid annual bonus for the portion of fiscal year 2004 that precedes the completion of the merger (computed based on the pro rata portion of 2004 that each executive is employed by Kroll prior to the completion of the merger, and assuming a bonus based on 100% of base salary).

      Finally, if it is determined that the payment of the signing bonus, the accrued bonus, the vesting and cash-out of options or restricted stock or any other payment made in connection with or at the time of the merger would be subject to the Parachute Tax, Mr. Beber or Mr. Petrullo, as the case may be, will be entitled to receive gross-up payments such that he will retain the amount of such benefits he would have received in the absence of the Parachute Tax.

      Each of Mr. Beber, Mr. Petrullo and Mr. Freakley will be eligible to participate in MMC’s long term incentive compensation plans and employee benefit programs on the same terms as Mr. Kroll and Mr. Cherkasky. Finally, Mr. Beber will continue to be provided with loss protection of his New York home.

      Mr. Beber, Mr. Petrullo and Mr. Freakley will have the same rights as Mr. Cherkasky in connection with any termination without “cause” or for “good reason,” with respect to their annual base salary and restricted shares, except that, if any of Mr. Freakley’s options to purchase shares of Kroll common stock are subject to the delay of payment provisions described above, see “— Stock Options and Other Equity-Based Awards,” Mr. Freakley will also receive payment of any unpaid amounts with respect to those stock options upon any termination without “cause” or if he resigns for “good reason,” and, if terminated for any other reason, will receive such payments if it would not subject Mr. Freakley to the Parachute Tax. In addition, Mr. Beber, Mr. Petrullo and Mr. Freakley will be subject to the same non-compete and non-solicitation provision as Mr. Cherkasky.

Existing Employment Agreements with Messrs. Bucknam, Ford, Shmerling and Ms. Perel

      Kroll maintains employment agreements with each of the following executive officers providing for annual base salaries in the listed amounts: James R. Bucknam, $350,000 (expiring on December 31, 2004); Steven Ford, $260,000 (expiring on May 31, 2005); and Sabrina Perel, $235,000 (expiring on December 31, 2006). Kroll had an employment agreement with Michael D. Shmerling, which expired on December 31, 2003, providing for an annual base salary of $300,000. Mr. Shmerling’s employment agreement is being continued on a year-to-year basis. Each of these executive officers is also entitled to participate in an annual bonus plan established by the compensation committee or the board of directors.

      Under Mr. Bucknam’s and Mr. Ford’s employment agreements, if the applicable executive’s employment is terminated without cause, the executive is entitled to receive base salary for one year. Under Ms. Perel’s employment agreement, if a “change of control” occurs that results in a change in Ms. Perel’s title, position, responsibilities or duties as provided in her employment agreement or otherwise in her current capacity and she elects to terminate her employment, Kroll will pay Ms. Perel a lump sum cash payment comprised of the greater of the amount of base compensation she would have earned for the balance of the term of the agreement or an amount equal to her then current base salary for 18 months plus 1.5 times the average annual bonus paid to her in the prior 2 completed years, and continued medical coverage for the longer of the balance of the term of her contract and 18 months. If, other than in connection with a “change of control,” Ms. Perel’s employment is terminated by Kroll without “cause” or by Ms. Perel for “good reason,” Ms. Perel will be entitled to each of the foregoing severance payments, except for the bonus amount. In addition, Ms. Perel is entitled to receive a gross-up payment in the event that any amounts paid to her are subject to the Parachute Tax to restore her to the same position she would have been in had the tax not applied. Under Mr. Shmerling’s employment agreement, if he is terminated without cause he is entitled to receive base salary for the greater of the balance of the term of the agreement and one year and to continue to participate in all insurance plans in which he had participated when employed by Kroll for the greater of the balance of the term of the agreement or one year.

      Each of Mr. Bucknam’s, Mr. Ford’s, Ms. Perel’s and Mr. Shmerling’s employment agreements provides that if Kroll does not renew the agreement for at least one year at the end of the term, he or she will receive an amount equal to one year’s base salary. Each of Mr. Bucknam’s, Mr. Ford’s, Ms. Perel’s and Mr. Shmerling’s employment agreements restricts the executive from competing with Kroll during the two years following a resignation or termination for cause, reduced to 18 months for Ms. Perel in the event her resignation occurs in connection with a change of control of Kroll.

      Indemnification of Officers and Directors

      In the merger agreement, MMC has agreed that all rights to indemnification, expense advancement and exculpation from liabilities for acts or omissions occurring prior to the effective time of the merger now existing in favor of current and former directors and officers of Kroll and its subsidiaries as provided in their respective organizational documents and certain indemnification agreements will continue in full force and effect in accordance with their terms after the merger. Furthermore, MMC will cause the surviving company in the merger to indemnify, to the fullest extent permitted under applicable law, each present and former director and officer of Kroll and its subsidiaries against all losses arising out of acts or omissions relating to the transactions contemplated by the merger agreement and to advance, to the fullest extent permitted under applicable law, expenses related thereto to such directors and officers of Kroll. In the event that the surviving corporation in the merger consolidates or merges with another person and is not the surviving entity, or transfers all or substantially all of its assets to another person, MMC has agreed to make proper provision so that the successors and assigns of the surviving corporation will assume the obligations described above.

      In the merger agreement, MMC has further agreed that, for a period of six years after the merger, MMC will or will cause the surviving corporation in the merger to maintain in effect directors’ and officers’ liability insurance with substantially the same coverage and containing terms and conditions not less advantageous in the aggregate to those officers and directors than the coverage and terms and conditions of the policies maintained by Kroll on the date of the merger agreement with respect to matters arising on or before the merger. However, MMC is not obligated to pay annual premiums in excess of 200% of the annual premiums for this insurance paid by Kroll and its subsidiaries on an annualized basis as of the date of the merger agreement. In the event that MMC is unable to maintain such insurance for the maximum premium indicated in the preceding sentence MMC has agreed to provide as much coverage as is available for the maximum premium.

The Voting Agreement

      In connection with the execution of the merger agreement, at MMC’s request, each of Michael G. Cherkasky, Jules B. Kroll and 8 other executives of Kroll (including Simon V. Freakley who also is a director) entered into a voting agreement with MMC. Under the voting agreement, each of these individuals has agreed to vote all of his shares of Kroll common stock:

•	FOR approval of the merger agreement;

•	against any action or agreement that could impede or delay the merger; and

•	against any alternative acquisition proposal.

      In addition, under the voting agreement each of these executives of Kroll has:

•	granted to MMC a proxy to vote the shares of Kroll common stock with respect to the matters specified above;

•	agreed to restrict his ability to transfer his shares of Kroll common stock; and

•	agreed, solely in his capacity as a Kroll stockholder, not to solicit, encourage or initiate an alternative acquisition proposal or provide any confidential information to a third party relating to such a proposal.

      The voting agreement will terminate upon the first to occur of termination of the merger agreement and consummation of the merger.

Zolfo Cooper Earnout

      In connection with Kroll’s purchase of Zolfo Cooper in 2002, Kroll agreed under the terms of the purchase agreement to issue to the former owners of Zolfo Cooper (who continue to be executive officers of our subsidiary Kroll Zolfo Cooper), as contingent consideration, 625,000 shares of Kroll common stock in each of 2003, 2004, 2005 and 2006 if the business of Kroll Zolfo Cooper achieves in each such year a targeted level of operating profit. During 2003, the operating profit of Kroll Zolfo Cooper exceeded the targeted level for such period, and Kroll issued 625,000 shares of Kroll common stock to the former owners of Zolfo Cooper. Pursuant to the terms of the Zolfo Cooper purchase agreement, as a result of the change of control of Kroll in the merger, Kroll will issue the remaining contingent consideration, 1,875,000 shares of Kroll common stock, to the former owners of Zolfo Cooper immediately prior to the effective time of the merger without regard to whether any level of operating profit is achieved by Kroll Zolfo Cooper. Each of these shares of Kroll common stock will be exchanged in the merger for $37.00 in cash.

REGULATORY MATTERS

      Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (which we refer to as the HSR Act), mergers and acquisitions that meet certain jurisdictional thresholds, such as the present transaction, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. The initial waiting period is 30 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material. MMC and Kroll filed notification reports with the Department of Justice and Federal Trade Commission under the HSR Act on May 28, 2004. On June 10, 2004, the Federal Trade Commission informed us that the United States antitrust authorities granted early termination of the waiting period.

      Kroll and MMC notified Germany’s Federal Cartel Office (which we refer to as the FCO) of the merger on June 4, 2004. Under the applicable provisions of German law, the transaction may be consummated on or after July 5, 2004, unless the FCO determines to subject the merger to further investigation, or unless the FCO consents to a closing before this date.

      Kroll and MMC notified the competition authorities in Brazil of the merger on June 8, 2004. Closing of the merger may proceed before clearance is received from the competition authorities in Brazil.

      It is possible that any of the government entities with which filings are made may seek various regulatory concessions as conditions for granting approval of the merger. There can be no assurance that we will obtain the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions on completion of the merger or require changes to the terms of the merger. These conditions or changes could result in conditions to the merger not being satisfied. See “The Merger Agreement — Conditions to the Merger.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

      The following is a general discussion of certain material United States federal income tax consequences to our stockholders of the receipt of cash in exchange for shares of Kroll common stock pursuant to the merger or upon the exercise of appraisal rights. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable current and proposed United States Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This discussion assumes that the shares of Kroll common stock are held as capital assets by a United States person (i.e., a citizen or resident of the United States or a domestic corporation). This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular Kroll stockholder in light of the Kroll stockholder’s personal investment circumstances, or those Kroll stockholders subject to special treatment under the United States federal income tax laws (for example, life insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, United States expatriates, foreign corporations and nonresident alien individuals), our stockholders who hold shares of Kroll common stock as part of a hedging, “straddle,” conversion or other integrated transaction, or Kroll stockholders who acquired their shares of Kroll common stock through the exercise of employee stock options or other compensation arrangements or Kroll’s Employee Stock Purchase Plan. In addition, this discussion does not address any aspect of foreign, state or local or estate and gift taxation that may be applicable to a Kroll stockholder. We urge our stockholders to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of Kroll common stock pursuant to the merger or upon the exercise of appraisal rights.

      The receipt of cash in the merger or upon the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a holder of shares of Kroll common stock will recognize gain or loss equal to the difference between his or her adjusted tax basis in shares of Kroll common stock converted to cash in the merger and the amount of cash received. Gain or loss will be calculated separately for each block of shares of Kroll common stock (i.e., shares of Kroll common stock acquired at the same cost in a single transaction) converted to cash in the merger. If the shares of Kroll common stock were held for more than one year at the effective time of the merger, the gain or loss would be long-term capital gain or loss, subject (in the case of stockholders who are individuals) to tax at a maximum United States federal income tax rate of 15% and will be short-term capital gain or loss if, at the effective time of the merger, the shares of Kroll common stock so converted to cash were held for one year or less. The deductibility of a capital loss recognized on the exchange is subject to limitation.

      Under the United States federal income tax backup withholding rules, unless an exemption applies, MMC generally is required to and will withhold 28% of all payments to which a Kroll stockholder or other payee is entitled in the merger, unless the Kroll stockholder or other payee (1) is a corporation or comes within other exempt categories and demonstrates this fact or (2) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other stockholders), certifies under penalties of perjury that the number is correct (or properly certifies that it is awaiting a taxpayer identification number), certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each Kroll stockholder and, if applicable, each other payee, should complete, sign and return to the paying agent for the merger the substitute Form W-9 that each Kroll stockholder will receive with the letter of transmittal following completion of the merger in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the exchange agent. The exceptions provide that certain Kroll stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a signed Form W-8BEN, “Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding.” Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a holder’s United States federal income tax liability, if any, provided that the required information is furnished to the United States Internal Revenue Service in a timely manner.

      The discussion above of certain material United States federal income tax consequences is included for general information purposes only and is not intended to be, and should not be construed as, legal or tax advice to any holder of shares of Kroll common stock. We urge our stockholders to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of Kroll common stock pursuant to the merger or upon the exercise of appraisal rights.

THE MERGER AGREEMENT

      The following is a summary of the material terms of the merger agreement. However, because the merger agreement is the primary legal document that governs the merger, you should carefully read the complete text of the merger agreement for its precise legal terms and other information that may be important to you. The merger agreement is included as Annex A to this proxy statement and is incorporated by reference into this proxy statement.

Form of the Merger

      If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, MMC Sub, a wholly-owned subsidiary of MMC created solely for the purpose of giving effect to the merger, will merge with and into Kroll. Kroll will be the surviving corporation in the merger and will continue its corporate existence in accordance with Delaware law.

Structure and Effective Time

      The merger agreement provides that we will complete the merger no later than the second business day following the first day on which all conditions in the merger agreement have been fulfilled or waived or at such date as Kroll and MMC may agree. We intend to complete the merger as promptly as practicable, subject to receipt of stockholder approval and all requisite regulatory approvals. Although we expect to complete the merger by the end of the third quarter of 2004, we cannot specify when, or assure you that, Kroll and MMC will satisfy or waive all conditions to the merger.

Stockholder Meeting

      We agreed to call and convene a stockholder meeting to consider and vote upon the merger agreement and the merger.

Certificate of Incorporation and By-laws

      The by-laws of MMC Sub as in effect immediately prior to the effective time of the merger will be the by-laws of the surviving corporation and the certificate of incorporation of the surviving corporation will be amended as of the effective time of the merger to reflect the provisions of MMC Sub’s certificate of incorporation.

Board of Directors and Officers of the Surviving Corporation

      Our officers will continue to be the officers of the surviving corporation following the merger. The directors of MMC Sub immediately prior to the merger will become the directors of the surviving corporation following the merger.

Consideration to be Received in the Merger

      In general, upon completion of the merger, each share of Kroll common stock issued and outstanding immediately prior to the effective time of the merger will be canceled and converted into the right to receive cash in the amount of $37.00, without interest. All shares of Kroll common stock that MMC, MMC Sub, Kroll or their respective subsidiaries own will be canceled upon completion of the merger and no payment will be made for such shares. Holders of shares of Kroll common stock are entitled to assert dissenters’ appraisal rights instead of receiving the merger consideration. For a description of these dissenters’ rights, please refer to “Dissenters’ Rights of Appraisal.”

Payment Procedures

      Prior to the effective time of the merger, MMC will appoint a paying agent reasonably acceptable to us that will make payment of the merger consideration in exchange for certificates representing shares of Kroll common stock. MMC will deposit or cause MMC Sub to deposit sufficient cash with the paying agent at the effective time of the merger in order to permit the payment of the merger consideration. Promptly after the effective time of the merger, the paying agent will mail to each holder of a certificate representing shares of Kroll common stock a letter of transmittal and instructions explaining how to send his, her or its stock certificates to the paying agent. The paying agent will pay the merger consideration, minus any withholding taxes required by law, to our stockholders promptly following the paying agent’s receipt of the stock certificates and properly completed transmittal documents. Any certificates representing shares of Kroll common stock not surrendered within seven years of the effective time of the merger will, subject to applicable law, become the property of MMC and any rights previously held by any person with respect to the shares of Kroll common stock represented by such certificates will be extinguished.

      You should not send your Kroll stock certificates to the paying agent until you have received transmittal materials from the paying agent. Do not return your Kroll stock certificates with the enclosed proxy.

      If any of your Kroll stock certificates have been lost, stolen or destroyed, you will be entitled to obtain the merger consideration after you make an affidavit of that fact and post a bond in an amount that MMC or the surviving corporation deems sufficient to protect MMC and the surviving corporation against claims related to your lost, stolen or destroyed stock certificates.

Stock Options and the Employee Stock Purchase Plan

      The merger agreement provides that, in general, at the completion of the merger, each option to purchase shares of Kroll common stock, including those options that our executive officers and directors hold, will be canceled in exchange for a cash payment to the option holder equal to the excess of $37.00 over the exercise price of the stock option for each share of Kroll common stock subject to the option. MMC has agreed to make the payments described in the foregoing sentence within 10 days of completion of the merger. If and to the extent that the accelerated vesting and payout of options to purchase shares of Kroll common stock under Kroll’s 1996 Stock Option Plan would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code, the merger agreement provides that MMC will delay payment in respect of those options for which payment would result in the imposition of the excise tax until the options vest in accordance with their original terms. Any delayed payment pursuant to the foregoing sentence will earn interest at an applicable money market interest rate and will be payable on an accelerated basis in connection with specified terminations of employment. The delayed payment provisions do not apply to any individuals who have tax reimbursement arrangements with Kroll or Marsh Inc.

      With respect to our Employee Stock Purchase Plan, the merger agreement provides that during the period between the signing of the merger agreement and the closing of the merger, Kroll will not:

•	commence a new “offering period” under the plan after the current “offering period” ends on June 30, 2004;

•	permit new participants to begin participating in the current “offering period;” or

•	permit participants in the current “offering period” to increase the percentage of their payroll deductions.

      At the effective time of the merger, our Employee Stock Purchase Plan will be terminated.

Representations and Warranties

      The merger agreement contains customary representations and warranties with respect to Kroll and its subsidiaries regarding, among other things:

•	corporate matters, including due organization, power and qualification;

•	certificate of incorporation and by-laws;

•	capitalization;

•	requisite corporate power and authorization, execution, delivery, and enforceability of the merger agreement;

•	absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental filings and consents;

•	absence of undisclosed brokers’ fees;

•	accuracy of information contained in reports and financial statements that we file with the SEC and the compliance of our filings with the SEC with applicable federal securities law requirements and, with respect to financial statements therein, generally accepted accounting principles, which we sometimes refer to as GAAP;

•	undisclosed liabilities;

•	accuracy and compliance as to form with applicable securities law requirements of this proxy statement;

•	compliance with law;

•	litigation matters;

•	absence of changes or events that would have a material adverse effect;

•	tax matters;

•	intellectual property;

•	material contracts;

•	employee benefits and labor matters;

•	environmental matters;

•	insurance policies;

•	relationships with customers and suppliers;

•	our board’s recommendation of the merger agreement;

•	inapplicability of state takeover statutes; and

•	receipt of a fairness opinion from our financial advisor.

      In addition, MMC and MMC Sub made representations and warranties regarding, among other things:

•	corporate matters, including due organization, power and qualification;

•	capitalization of MMC Sub;

•	requisite corporate power and authorization, execution, delivery and enforceability of the merger agreement;

•	conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental filings and consents;

•	accuracy of information supplied for inclusion in this proxy statement;

•	absence of undisclosed brokers’ fees;

•	availability of funds necessary for the merger, including the merger consideration; and

•	inapplicability of state takeover statutes.

Covenants Relating to the Conduct of Our Business

      From the date of the merger agreement through the effective time of the merger, we have agreed (and have agreed to cause our subsidiaries) to conduct our business and operate our properties in the ordinary course of business substantially consistent with past practices, to use our reasonable best efforts to preserve intact our business organization and relationships with third parties and to keep available the services of our present officers and employees.

      During the same period, we have also agreed that we will not, among other things, do any of the following without the prior written consent of MMC or as disclosed to MMC prior to executing the merger agreement:

•	adjust or reclassify our capital stock;

•	declare, make or pay any dividend on or redeem or purchase any shares of our capital stock or securities convertible or exchangeable into our capital stock;

•	grant any right or option to acquire any shares of our capital stock or the capital stock of our subsidiaries;

•	issue or encumber shares of our capital stock or securities convertible or exchangeable into our capital stock other than in connection with outstanding obligations, such as employee stock option plans and convertible debt;

•	transfer or encumber our property, other than transfers in the ordinary course of business or with a fair market value not greater than $2 million individually and $5 million in the aggregate;

•	make or propose any changes to our (or our subsidiaries’) certificate of incorporation or by-laws or comparable organizational documents;

•	merge or consolidate with any other person or adopt a plan of liquidation, dissolution or reorganization;

•	acquire capital stock or assets of any other person other than acquisitions for consideration not in excess of $5 million individually or $10 million in the aggregate;

•	become liable for any indebtedness, other than obligations in the ordinary course of business and in any event in an aggregate amount not in excess of $5 million;

•	alter the corporate structure or ownership of any of our existing subsidiaries, except in connection with the winding up of inactive subsidiaries;

•	take specified employee benefits related actions;

•	except as may be required under GAAP or applicable laws as advised by our regular tax advisors or accountants, change in any material respect any method or principle of tax or financial accounting;

•	enter into or renew any non-compete, exclusivity or similar agreement that would materially limit the operations of Kroll, MMC or our respective subsidiaries;

•	settle or compromise any material litigation or waive any material right or claim;

•	enter into any material contracts outside of the ordinary course of business;

•	renew, enter into, amend or waive any material right under any contract with, or loan to, any of our affiliates, except our direct wholly-owned subsidiaries;

•	incur or commit to any capital expenditures in excess of $2.5 million individually or $10 million in the aggregate;

•	create any subsidiaries, except in connection with a permitted acquisition;

•	take any action intended to result in a material breach of a representation in the merger agreement;

•	make, revoke or amend any material tax election, enter into any closing agreement, settle or compromise any material claim or assessment with respect to taxes, agree to any adjustment of any tax attribute, file any claim for a refund of taxes, execute or consent to any waivers extending the statute of limitations with respect to the collection or assessment of any taxes or, without MMC’s approval, file or amend any material tax returns; and

•	agree in writing to take, or permit or cause any of our subsidiaries to take, any of the foregoing actions.

Mutual Covenants of MMC and Kroll

      We and MMC have agreed to:

•	use our reasonable best efforts to take all actions necessary, proper or advisable under applicable law and the merger agreement to consummate the merger as soon as reasonably practicable;

•	make any required filings under the HSR Act and any applicable foreign regulatory filings;

•	consult with each other before issuing any press releases or making any public announcements with respect to the merger agreement and the merger;

•	cooperate in the preparation of all tax returns and any other documents related to any conveyance taxes that become payable in connection with the merger;

•	promptly notify each other of any notice from a third party alleging that such person’s consent is required in connection with the merger, any material notice from a governmental authority in connection with the merger or any actions or suits that relate to the merger that are commenced after the date of the merger agreement; and

•	use reasonable best efforts to work together to ensure a smooth transition with respect to, and to maintain existing relationships with, our employees, customers and suppliers.

No Solicitation

      The merger agreement provides that we will not and will not permit any subsidiary, director, officer, or key employee or any attorney, accountant or investment banker, retained by us or any of our subsidiaries to:

•	continue any existing activities, discussions or negotiations with any parties conducted prior to the date of the merger agreement with respect to any acquisition proposal (as described below);

•	directly or indirectly initiate, solicit or encourage the making of any acquisition proposal;

•	directly or indirectly engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an acquisition proposal; or

•	directly or indirectly approve or recommend any acquisition proposal or approve, recommend or execute any letter of intent or other agreement relating to any acquisition proposal or propose publicly or agree to do any of the foregoing.

      However, until such time as the Kroll stockholders approve the merger agreement, we may provide information to and negotiate with a third party if:

•	we receive a bona fide unsolicited written acquisition proposal;

•	the bidder has executed a customary confidentiality agreement containing terms no less favorable to us than those terms contained in the confidentiality agreement with MMC;

•	our board determines in good faith after consultation with its legal advisors that the action is necessary in order for our directors to comply with their fiduciary duties under applicable law; and

•	our board determines in good faith, after consultation with its financial and legal advisors, that it is reasonably likely that the acquisition proposal will result in a superior proposal (as described below).

      Our board is permitted to recommend an acquisition proposal if:

•	we satisfy the first 3 bullet points in the above paragraph;

•	our board determines in good faith that the acquisition proposal constitutes a superior proposal; and

•	we have provided at least 3 business days advance written notice to MMC that we intend to recommend the acquisition proposal and our board continues to believe, after taking into account any revised proposal made by MMC, that the acquisition proposal remains a superior proposal.

      We have also agreed to promptly notify MMC of any acquisition proposal or inquiry and to promptly notify MMC of any material amendments or revisions to the acquisition proposal and to make available to MMC the same information being furnished to any other bidder.

      An “acquisition proposal” means any proposal or offer with respect to (1) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution or liquidation involving Kroll, (2) any purchase of an equity interest (including through a tender or exchange offer) representing 15% or more of the voting or economic interest in Kroll or (3) any purchase of assets, securities or ownership interests representing 15% or more of the assets of Kroll and its subsidiaries, taken as a whole. A “superior proposal” means a bona fide written “acquisition proposal” (except that references in the definition of acquisition proposal to 15% shall be replaced by 50%) on terms that our board (after consultation with its financial advisor and counsel) in good faith concludes, taking into account all legal, financial, regulatory and other aspects of the proposal (including the timing of consummation) and the likelihood of obtaining financing and satisfying other conditions would, if consummated, result in a transaction more favorable to our stockholders, from a financial point of view, than the transaction contemplated by the merger agreement.

Indemnification and Insurance

      MMC has agreed that the indemnification provisions of our and our subsidiaries’ certificates of incorporation and by-laws and the indemnification agreements as in effect on the date of the merger agreement will survive and will not be amended, repealed or otherwise modified.

      The merger agreement requires that, for a period of at least six years after the effective time of the merger, MMC will maintain or cause the surviving corporation to maintain in effect directors’ and officers’ liability insurance on behalf of our officers and directors currently covered by our directors’ and officers’ liability insurance policies with respect to acts or omissions occurring prior to the effective time of the merger with substantially the same coverage; provided that the surviving corporation is not required to pay an annual premium in excess of 200% of the last annual premium we paid.

      For more information, please refer to “The Merger — Interests of Certain Persons in the Merger — Indemnification of Officers and Directors.”

Employee Matters

      MMC has agreed that for a period of 18 months following the merger, it will provide our employees (who are not subject to collective bargaining agreements) comprehensive employee benefits that are substantially similar in the aggregate to the employee benefits currently provided to our employees. MMC will also cause the surviving corporation to honor the obligations of Kroll and any of its subsidiaries under the provisions of all employee benefit plans and employment agreements to which we are currently a party, subject to MMC’s right to amend or terminate any plan or agreement if permitted under the applicable terms of the plan or agreement.

Conditions to the Merger

      Our and MMC’s obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	our stockholders’ approval of the merger agreement;

•	expiration or termination of any applicable waiting periods under the HSR Act and receipt of any required approvals or consents under any applicable foreign antitrust laws; and

•	the absence of any applicable law or any judgment, temporary restraining order, injunction or other legal restraint prohibiting consummation of the merger.

      In addition, our obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of MMC and MMC Sub in the merger agreement being true and correct (without giving effect to any qualifications or exceptions relating to materiality or material adverse effect), except where the failure to be true and correct would not individually or in the aggregate have or reasonably be expected to have a material adverse effect on MMC; and

•	MMC and MMC Sub having performed all of their respective obligations under the merger agreement through the effective time of the merger in all material respects, except for obligations that are qualified by references to materiality or material adverse effect, which shall be complied with in all respects.

      In addition, the obligation of MMC to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of Kroll in the merger agreement (other than the representations with respect to the capitalization of Kroll and the occurrence of a material adverse effect) being true and correct (without giving effect to any qualifications or exceptions relating to materiality or material adverse effect), except where the failure to be true and correct would not have or reasonably be expected to have a material adverse effect on Kroll;

•	the representations and warranties in the merger agreement regarding the capitalization of Kroll being true and correct in all material respects;

•	the absence of any material adverse effect on Kroll or any event, change, effect or development that would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Kroll since December 31, 2003; and

•	Kroll having performed its obligations under the merger agreement through the effective time of the merger in all material respects, except for obligations that are qualified by references to materiality or material adverse effect, which shall be complied with in all respects.

Termination

      The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger (notwithstanding any approval by our stockholders):

•	by the mutual written consent of MMC and Kroll;

•	by MMC or Kroll, if:

•	the merger has not occurred on or prior to November 30, 2004, provided that this right to terminate will not be available to any party whose breach of the merger agreement resulted in the failure of the merger to occur by November 30, 2004,

•	our stockholder approval was not obtained at a duly held meeting or at any adjournment or postponement of the meeting, or

•	any governmental authority with jurisdiction issues a final, nonappealable order or takes any other final, nonappealable action permanently prohibiting the consummation of the merger;

•	by Kroll:

•	if there has been a breach of any representation, warranty, covenant or agreement by MMC or MMC Sub that would result in the failure of a condition to the merger agreement to be satisfied which is not cured within 30 calendar days after written notice of the breach is given to MMC; or

•	in order to enter into an agreement with respect to a superior proposal if Kroll has complied with its obligations described under “— No Solicitation,” as they pertain to such superior proposal and if Kroll has paid the termination fees and expenses described below (see “— Termination Fees” and “— Expenses”);

•	by MMC, if:

•	there has been a breach of any representation, warranty, covenant or agreement by Kroll that would result in the failure of a condition to the merger agreement being satisfied and which is not cured within 30 calendar days after written notice of the breach is given to us;

•	our board withdraws, qualifies or modifies, in a manner adverse to MMC, its recommendation that our stockholders vote to approve the merger; or

•	our board approves or recommends any other acquisition proposal.

Termination Fees

      The merger agreement obligates us to pay a fee in cash to MMC equal to $60 million if:

•	the merger agreement is terminated by:

•	Kroll or MMC because our stockholder approval is not obtained at a duly held meeting or at any adjournment or postponement of the meeting, or

•	MMC because we recklessly or intentionally breach a representation, warranty or covenant that results in a failure to satisfy a closing condition,

and, in either case, at or prior to the date of the breach or special meeting, any third party has made or publicly announced an intention to make (and has not withdrawn) an acquisition proposal (provided that, for these purposes, all references to 15% in the definition of acquisition proposal will be deemed to be 50%, and we will refer to such a proposal as a covered proposal), and, within nine months following the termination of the merger agreement, Kroll enters into an agreement with respect to a covered proposal;

•	Kroll terminates the merger agreement to enter into a superior proposal; or

•	MMC terminates the merger agreement because:

•	our board withdraws, qualifies or modifies, in a manner adverse to MMC, its recommendation that our stockholders vote to approve the merger, or

•	our board approves or recommends any other acquisition proposal.

Expenses

      We have agreed to pay to MMC and MMC Sub all of the expenses actually incurred by them in connection with the proposed merger and the merger agreement up to $5 million if any of the following occurs:

•	The merger agreement is terminated by MMC because:

•	our board withdraws, qualifies or modifies its recommendation, in a manner adverse to MMC, that our stockholders vote to approve the merger;

•	our board approves or recommends any other acquisition proposal; or

•	there has been a breach of any representation, warranty, covenant or agreement by us (which, if a breach of representation or warranty, must have been made on the date of the merger agreement and with the knowledge of one of our senior executives) that would result in a failure of a condition to the merger agreement being satisfied and which is not cured within 30 calendar days after written notice of the breach is given to us, as long as we are not then otherwise entitled to terminate the merger agreement because of a breach by MMC or MMC Sub of their obligations or representations or warranties;

•	The merger agreement is terminated by Kroll because:

•	the merger has not occurred on or prior to November 30, 2004 and any person, other than MMC or MMC Sub, shall have made, and not withdrawn prior thereto, an acquisition proposal; or

•	our board intends to enter into a superior proposal; or

•	The merger agreement is terminated by us or MMC because our stockholders do not approve the merger agreement at a duly held meeting or at any adjournment or postponement of the meeting.

Amendment

      The parties may amend the merger agreement at any time before or after any approval of the merger agreement by our stockholders, but after the stockholder approval, the parties may not amend the merger agreement in a manner that by law requires further approval by our stockholders without our stockholders’ approval.

DISSENTERS’ RIGHTS OF APPRAISAL

      Delaware law entitles the holders of shares of Kroll common stock, who follow the procedures specified in Section 262 of the Delaware General Corporation Law, to have these shares appraised by the Delaware Court of Chancery and to receive “fair value” of these shares as of completion of the merger in place of the merger consideration, as determined by the court.

      In order to exercise appraisal rights, a holder must demand and perfect the rights in accordance with Section 262.

      The following description is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in Annex C to this proxy statement.

      Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the merger. A copy of Section 262 must be included with the notice. This document constitutes Kroll’s notice to the holders of shares of Kroll common stock of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C to this proxy statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

      If you elect to demand appraisal of your shares, you must satisfy the following three conditions:

•	deliver to Kroll a written demand for appraisal of your shares of Kroll common stock before the vote with respect to the merger is taken;

•	not vote in favor of the merger; and

•	continuously hold your shares of Kroll common stock through the completion of the merger.

      If you fail to comply with these three conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Kroll common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Kroll common stock.

      Neither voting (in person or by proxy) against, abstaining from voting on nor failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the Delaware General Corporate Law. The written demand for appraisal must be in addition to and separate from any proxy or vote.

      All demands for appraisal should be addressed to the Secretary of Kroll at 900 Third Avenue, New York, New York 10022 before the vote on the merger is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares for which appraisal rights are being exercised. The demand must reasonably inform Kroll of the identity of the holder and the intention of the holder to demand appraisal of his, her or its shares of Kroll common stock. If your shares of Kroll common stock are held through a broker, bank, nominee or other third party, and you wish to demand appraisal rights you must act promptly to instruct the applicable broker, bank nominee or other third party to follow the steps summarized in this section.

      Within 10 days after the effective date of the merger, MMC must give written notice that the merger has become effective to each holder who has properly filed a written demand for appraisal. At any time within 60 days after the effective date, any holder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of Kroll common stock. Within 120 days after the effective date, either MMC or any holder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery (which we refer to as the Chancery Court) demanding a determination of the fair value of the shares of Kroll common stock held by all holders entitled to appraisal. MMC has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a holder to file such a petition in the Chancery Court demanding a determination of the fair value of the shares within 120 days after the effective time could nullify the holder’s previously written demand for appraisal.

      If a petition for appraisal is duly filed by a holder and a copy of the petition is delivered to Kroll, Kroll will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares of Kroll common stock and with whom agreements as to the value of their shares of Kroll common stock have not been reached by Kroll. After notice to dissenting holders, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those holders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the holders who have demanded payment for their shares of Kroll common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that holder.

      After determination of the holders entitled to appraisal of their shares of Kroll common stock, the Chancery Court will appraise the shares of Kroll common stock, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the holders entitled to receive the same, upon surrender by such holders of the certificates representing those shares of Kroll common stock.

      In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares of Kroll common stock as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement.

      Costs of the appraisal proceeding may be imposed upon the parties participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a holder, the Chancery Court may order all or a portion of the expenses incurred by any holder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Kroll common stock entitled to appraisal. Any holder who had demanded appraisal rights will not, after the effective date, be entitled to vote shares of Kroll common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Kroll common stock, other than with respect to payment as of a record date prior to the effective date; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the holder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of that holder to appraisal will cease and that holder will be entitled to receive the cash payment for his, her or its shares of Kroll common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective date. Notwithstanding the foregoing, no appraisal proceeding in the Chancery Court will be dismissed as to any holder without the approval of the Chancery Court and may be subject to such conditions as the Chancery Court deems just.

      In view of the complexity of Section 262, holders of shares of Kroll common stock who may wish to dissent from the merger and pursue appraisal rights should promptly consult their legal advisors.

MARKET PRICE AND DIVIDEND DATA

      Shares of Kroll common stock trade on the Nasdaq National Market under the symbol “KROL.” The table below shows, for the periods indicated, the high and low sales prices for shares of Kroll common stock as reported by the Nasdaq National Market.

	Kroll Common
	Stock

	High	Low

Year ended December 31, 2002
First Quarter	$19.24	$15.11
Second Quarter	$24.34	$14.19
Third Quarter	$25.00	$17.00
Fourth Quarter	$22.85	$16.70
Year ended December 31, 2003
First Quarter	$21.95	$16.35
Second Quarter	$27.89	$19.50
Third Quarter	$28.99	$18.30
Fourth Quarter	$26.53	$18.70
Year ending December 31, 2004
First Quarter	$27.35	$22.65
Second Quarter (through June 10, 2004)	$36.85	$26.50

      The following table sets forth the closing sales prices per share of Kroll common stock, as reported on the Nasdaq National Market on May 18, 2004, the last full trading day before the public announcement of the proposed merger, and on June 10, 2004, the last full trading day before the finalization of this proxy statement:

Kroll
Common
Stock

May 18, 2004	$28.10
June 10, 2004	$36.79

      If the merger is consummated, Kroll common stock will be delisted from the Nasdaq National Market, there will be no further public market for shares of Kroll common stock and each share of Kroll common stock will be converted into the right to receive $37.00 in cash, without interest.

Dividends

      We have never paid dividends on shares of Kroll common stock and do not anticipate paying dividends on shares of Kroll common stock in the foreseeable future.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

      The following table sets forth the beneficial ownership of shares of Kroll common stock as of June 9, 2004 by (1) each beneficial owner of more than five percent of the shares of Kroll common stock, (2) each director and named executive officer individually and (3) all our current directors and executive officers as a group. Unless otherwise indicated, all shares of Kroll common stock are owned directly and the indicated owner has sole voting and dispositive power with respect to such shares.

	Beneficial Ownership

Name	Number(1)	Percent

Jules B. Kroll(2)(3)	2,958,105	7.3%
Michael G. Cherkasky(2)	295,869	*
Michael A. Petrullo(2)	83,457	*
Michael A. Beber(2)	137,698	*
James R. Bucknam(2)	51,180	*
Michael D. Shmerling(2)(4)	526,616	1.3%
Judith C. Areen(2)	10,200	*
Peter A. Cohen(2)	3,333	*
Thomas E. Constance(2)	29,999	*
Simon V. Freakley(2)	149,968	*
Raymond E. Mabus(2)	35,999	*
J. Arthur Urciuoli(2)	34,999	*
Joseph R. Wright(2)	0	*
All current directors and executive officers as a group (15 persons)	4,405,597	10.6%
Westcap Investors LLC(5)	2,329,951	5.7%

*	Less than 1%.

(1)	Includes the following numbers of shares of Kroll common stock which may be acquired through the exercise of currently exercisable stock options or stock options which become exercisable within 60 days after June 9, 2004: Mr. Kroll, 16,664; Mr. Cherkasky, 213,361 shares; Mr. Petrullo, 66,434 shares; Mr. Beber, 118,665 shares; Mr. Bucknam, 50,168 shares; Mr. Shmerling, 94,834 shares; Dean Areen, 10,000 shares; Mr. Cohen, 3,333 shares; Mr. Constance, 29,999 shares; Mr. Freakley, 110,164 shares; Mr. Mabus, 35,999 shares; Mr. Urciuoli, 29,999 shares; Mr. Wright, none; and all current directors and executive officers as a group, 855,438 shares. Also includes the following numbers of shares of restricted stock: Mr. Kroll, 5,259; Mr. Cherkasky, 17,009 shares; Mr. Petrullo, 11,270 shares; Mr. Beber, 6,917 shares; Mr. Bucknam, none; Mr. Shmerling, 1,052 shares; Dean Areen, none; Mr. Cohen, none; Mr. Constance, none; Mr. Freakley, 1,519 shares; Mr. Mabus, none; Mr. Urciuoli, none; Mr. Wright, none; and all current directors and executive officers as a group, 47,734 shares.

(2)	The address for each executive officer and director is c/o Kroll, 900 Third Avenue, New York, New York 10022.

(3)	Does not include 192,560 shares held by trusts for the benefit of Mr. Kroll’s adult children, in which shares Mr. Kroll disclaims any beneficial interest.

(4)	Includes 424,391 shares that are held in joint tenancy with Mr. Shmerling’s wife and 4,000 shares held as custodian for the benefit of Mr. Shmerling’s children.

(5)	This information is based on a Schedule 13G filed on February 5, 2004. The address for Westcap Investors is 1111 Santa Monica Blvd., Ste. 820, Los Angeles, California 90025.

DESCRIPTION OF KROLL INC.

      Kroll Inc. is a global provider of independent risk consulting services. Kroll provides a broad range of investigative, intelligence, financial, security and technology services to help clients reduce risks, solve problems and capitalize on opportunities. Headquartered in New York with more than 60 offices on six continents, Kroll has a multidisciplinary corps of more than 3,200 employees and serves a global clientele of law firms, financial institutions, corporations, non-profit institutions, government agencies and individuals. Kroll has four business groups: (1) background screening, which provides employee, mortgage and resident screening, substance abuse testing, and identity theft services; (2) consulting services, which provides investigations, intelligence, security, forensic accounting, litigation consulting, and valuation services; (3) corporate advisory and restructuring, which provides corporate restructuring, operational turnaround, strategic advisory services, financial crisis management, and corporate finance services; and (4) technology services, which provides data recovery, electronic and paper discovery services, and related software products. Shares of common stock of Kroll are listed on the Nasdaq National Market (ticker symbol: KROL). Kroll’s website address is www.krollworldwide.com.

DESCRIPTION OF MARSH & McLENNAN COMPANIES, INC.

      MMC is a global professional services firm. It is the parent company of Marsh Inc., the world’s leading risk and insurance services firm; Putnam Investments, one of the largest investment management companies in the United States; and Mercer Inc., a major global provider of consulting services. More than 60,000 employees provide analysis, advice, and transactional capabilities to clients in over 100 countries. MMC’s stock (ticker symbol: MMC) is listed on the New York, Chicago, Pacific, and London stock exchanges. MMC’s website address is www.mmc.com.

DESCRIPTION OF KING MERGER CORP.

      King Merger Corp. is a wholly-owned subsidiary of MMC organized under the laws of Delaware. It was incorporated in May 2004 solely for purposes of the merger and is engaged in no other business.

FUTURE STOCKHOLDER PROPOSALS

      If the merger is consummated, there will be no public stockholders of Kroll and no public participation in any future meetings of stockholders of Kroll. However, if the merger is not completed, we will hold our 2005 Annual Meeting of Stockholders. If such meeting is held, stockholder proposals that are intended to be included in our 2005 annual proxy statement for presentation at our 2005 Annual Meeting of Stockholders should be sent to us at 900 Third Avenue, New York, New York 10022, Attention: Corporate Secretary, and we must receive such proposals by January 26, 2005. All stockholder proposals must also meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in our proxy statement for our 2005 Annual Meeting of Stockholders.

      Stockholder proposals that are not intended to be included in our 2005 annual proxy statement pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended, should be sent to us at 900 Third Avenue, New York, New York 10022 and must be received between January 26 and March 12, 2005.

WHERE YOU CAN FIND MORE INFORMATION

      Each of Kroll and MMC file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

      The filings of Kroll and MMC with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “http://www.sec.gov.”

      Your Vote Is Important. Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it promptly in the envelope provided or vote through the Internet as described in the enclosed proxy card. Giving your proxy now will not affect your right to vote in person if you attend the meeting.

      If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact:

Georgeson Shareholder Communications Inc.

17 State Street, 10th Floor
New York, New York 10004
Banks and Brokers Call: (212) 440-9800
All Others Call Toll-Free: (866) 781-5469

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among
MARSH & McLENNAN COMPANIES, INC.,
KING MERGER CORP.,
a wholly owned direct subsidiary of Marsh & McLennan Companies, Inc.,
and
KROLL INC.
May 18, 2004

Page

8.7	Governing Law	A-36
8.8	Consent to Jurisdiction; Venue	A-36
8.9	Specific Performance	A-36
8.10	Assignment	A-37
8.11	Amendment	A-37
8.12	Extension; Waiver	A-37
8.13	Severability	A-37

INDEX OF DEFINED TERMS

Defined Term	Section

1996 Plan	2.3(a)
1996 Option	2.3(a)
Acquisition Proposal	5.3(b)(viii)(A)
Action	4.11
Agreement	Preamble
Applicable Laws	2.2(a)
Appraisal Shares	2.1(d)
Board	Recitals
Capitalization Date	4.4(a)
Certificate	2.1(b)
Certificate of Merger	1.2
Closing	1.2
Closing Date	1.2
Code	2.2(g)
Commission	1.6(b)
Controlled Group Liability	4.15(a)(i)
Confidentiality Agreement	5.3(b)(iii)
Covered Proposal	7.6(a)(i)
Delaware Secretary of State	1.2
DGCL	1.1
Effective Time	1.2
Environmental Laws	4.19
Environmental Permit	4.19
ERISA	4.15(a)(ii)
ERISA Affiliate	4.15(a)(iii)
ESPP	2.3(b)
Exchange Act	4.7(a)
Exchange Fund	2.2(a)
Expenses	7.6(b)
Foreign Antitrust Laws	3.3(d)
GAAP	4.7(a)
Governmental Authority	3.3(d)
Hazardous Materials	4.19
HSR Act	3.3(d)
Indemnified Person	5.2(a)(i)
Indenture	5.3(f)
Intellectual Property Right	4.14(a)(i)
Key Kroll Individual	5.3(a)(viii)
Kroll	Preamble
Kroll Board Recommendation	4.22
Kroll Bylaws	1.6(a)
Kroll Certificate	1.6(a)
Kroll Common Stock	Recitals

Defined Term	Section

Kroll Credit Agreement	5.3(e)
Kroll Disclosure Schedule	4.2
Kroll Employees	5.2(b)(ii)
Kroll Intellectual Property Right	4.14(a)(ii)
Kroll Option	2.3(a)
Kroll Permits	4.10
Kroll SEC Documents	4.7(a)
Kroll Stockholders	1.6(a)
Kroll Stockholders Meeting	1.6(a)
MMC	Preamble
Material Adverse Effect	8.3
Material Contracts	4.16(a)
Merger	Recitals
Merger Consideration	2.1(b)
Merger Sub	Preamble
Multiemployer Plan	4.15(f)
Multiple Employer Plan	4.15(f)
Paying Agent	2.2(a)
Participant	2.3(a)
Person	5.3(b)(i)
Plans	4.15(a)(iv)
Proxy Statement	1.6(b)
Qualified Plan	4.15(c)
Representatives	5.3(b)(i)
Section 262	2.1(b)
Securities Act	4.7
Stock Plan Termination Date	2.3(b)
subsidiary	8.3
Substitute Right	2.3(a)
Superior Proposal	5.3(b)(viii)(B)
Superior Proposal Notice	5.3(b)(iii)
Support Agreement	Recitals
Surviving Corporation	1.1
Tax Returns	4.13(b)
Taxes	4.13(c)
Termination Date	7.2
Termination Fee	7.6(a)
Waiting Period	5.3(b)(iii)

AGREEMENT AND PLAN OF MERGER

      This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of the 18th day of May, 2004, by and among Marsh & McLennan Companies, Inc., a Delaware corporation (“MMC”), King Merger Corp., a Delaware corporation and a wholly owned subsidiary of MMC (“Merger Sub”), and Kroll Inc., a Delaware corporation (“Kroll”).

RECITALS

      WHEREAS, MMC and Kroll desire that MMC combine its businesses with the businesses operated by Kroll through the merger of Merger Sub with and into Kroll, with Kroll as the surviving corporation (the “Merger”), pursuant to which each share of common stock of Kroll, par value $0.01 per share (“Kroll Common Stock”) issued and outstanding at the Effective Time (as defined in Section 1.2), other than the shares of Kroll Common Stock owned by MMC, Merger Sub or Kroll (or any of their respective direct or indirect wholly owned subsidiaries (as defined in Section 8.3)) and other than the Appraisal Shares (as defined in Section 2.1(d)), will be converted into the right to receive the Merger Consideration (as defined in Section 2.1(b)), all as more fully provided in this Agreement; and

      WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to MMC’s willingness to enter into this Agreement, MMC and certain Kroll Stockholders (as defined in Section 1.6(a)) are entering into a Support Agreement, of even date herewith, in respect of shares of Kroll Common Stock beneficially owned by such stockholders (the “Support Agreement”); and

      WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to MMC’s willingness to enter into this Agreement, MMC and certain Kroll executive officers and employees are entering into employment agreement term sheets, of even date herewith; and

      WHEREAS, the board of directors (the “Board”) of each of MMC, Merger Sub and Kroll has determined that the Merger upon the terms and subject to the conditions set forth in this Agreement is advisable, fair to and in the best interests of their respective stockholders; and

      WHEREAS, MMC, Merger Sub and Kroll desire to make those representations, warranties, covenants and agreements specified herein in connection with this Agreement.

      NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, MMC, Merger Sub and Kroll agree as follows:

ARTICLE I

THE MERGER

      1.1.     The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into Kroll at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Kroll shall continue its existence as a wholly owned subsidiary of MMC under the laws of the State of Delaware. Kroll, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

      1.2.     Closing; Effective Time. A closing (the “Closing”) shall be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, N.Y. 10019, or such other place as the parties hereto may agree, as soon as practicable but no later than the second business day following the date upon which all conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived, or at such other date as MMC and Kroll may agree (such date, the “Closing Date”). As promptly as possible on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with Section 251 of the DGCL. The

Merger shall become effective when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by MMC and Kroll and specified in the Certificate of Merger (the “Effective Time”).

      1.3.     Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

      1.4.     Certificate of Incorporation and Bylaws. The Certificate of Merger shall provide that at the Effective Time, (a) the Surviving Corporation’s Certificate of Incorporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior thereto in Merger Sub’s Certificate of Incorporation, and (b) Merger Sub’s Bylaws in effect immediately prior to the Effective Time shall be the Surviving Corporation’s Bylaws; in each case, until amended in accordance with the DGCL.

      1.5.     Directors and Officers of the Surviving Corporation. From and after the Effective Time, the officers of Kroll shall be the officers of the Surviving Corporation and the directors of Merger Sub shall be the directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified.

      1.6.     Kroll Stockholders Meeting.

      (a) As promptly as practicable following the date of this Agreement, Kroll shall, in accordance with Applicable Laws (as defined in Section 2.2(a)) and Kroll’s Amended and Restated Certificate of Incorporation as in effect on the date of this Agreement (the “Kroll Certificate”) and Kroll’s Amended and Restated Bylaws as in effect on the date of this Agreement (the “Kroll Bylaws”), duly call, give notice of, convene and hold a meeting of the holders of shares of Kroll Common Stock (the “Kroll Stockholders”) to consider and vote upon approval of this Agreement and the Merger (the “Kroll Stockholders Meeting”). Kroll shall ensure that the Kroll Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Kroll in connection with the Kroll Stockholders Meeting are solicited in material compliance with Applicable Laws, other than such non-compliance resulting from the failure of the representation set forth in Section 3.5 to be true and correct.

      (b) Kroll shall promptly prepare and file with the Securities and Exchange Commission (the “Commission”) a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) that meets in all material respects the requirements of Applicable Laws to seek the approval of this Agreement and the Merger. Kroll shall respond promptly to any comments made by the Commission with respect to the Proxy Statement and any preliminary version thereof filed by it and shall cause such Proxy Statement to be mailed to the Kroll Stockholders as promptly as reasonably practicable. Kroll shall promptly notify MMC of the receipt of any comments of the Commission with respect to the Proxy Statement and shall provide to MMC copies of any written comments received from the Commission in connection with the Proxy Statement. MMC shall be provided an opportunity to review and comment on all filings with the Commission, including the Proxy Statement, and all mailings to the Kroll Stockholders in connection with the Merger, and Kroll shall give reasonable consideration to all comments proposed by MMC. MMC shall promptly provide any information or responses to comments or other assistance reasonably requested by Kroll or the Commission in connection with the foregoing.

      (c) Subject to the following sentence, the Kroll Board Recommendation (as defined in Section 4.22) shall be included in the Proxy Statement and the Kroll Board shall use its reasonable best efforts to solicit the approval of this Agreement and the Merger by the Kroll Stockholders. In the event that subsequent to the date of this Agreement, the Kroll Board determines after consultation with outside counsel that its fiduciary duties under Applicable Law require it to withdraw, modify or qualify the Kroll Board Recommendation in a manner adverse to MMC, the Kroll Board may so withdraw, modify or qualify the Kroll Board Recommendation; provided, however, that the Kroll Board may not recommend any Acquisition Proposal (as defined in Section 5.3(b)(viii)(A)) (other than this Agreement and the transactions contemplated hereby, including the Merger), except as specifically contemplated by, and in accordance with, Section 5.3(b)(iii); provided, further, however, that unless this Agreement is theretofore terminated, Kroll shall nevertheless submit this Agreement to the Kroll Stockholders for adoption at the Kroll Stockholders Meeting.

      1.7.     Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Kroll or (b) otherwise carry out the provisions of this Agreement, Kroll and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Kroll or otherwise to take any and all such action.

ARTICLE II

CONVERSION OF SECURITIES

      2.1.     Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of MMC, Merger Sub or Kroll or their respective stockholders:

      (a) Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding Surviving Corporation capital stock.

      (b) Subject to the other provisions of this Article II, each share of Kroll Common Stock issued and outstanding immediately prior to the Effective Time (excluding any shares of Kroll Common Stock owned by MMC, Merger Sub or Kroll or any of their respective wholly owned subsidiaries (which shares shall be cancelled and shall cease to exist with no payment being made with respect thereto) and any shares of Kroll Common Stock owned by stockholders properly exercising appraisal rights pursuant to Section 262 of the DGCL (“Section 262”), as provided in Section 2.1(d)) shall be converted into and represent the right to receive $37.00 in cash, without interest (the “Merger Consideration”). At the Effective Time, all shares of Kroll Common Stock that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1(b) shall no longer be outstanding and automatically shall be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such shares of Kroll Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

      (c) Each share of Kroll capital stock held in the treasury of Kroll automatically shall be cancelled and retired and no payment shall be made in respect thereof.

      (d) Notwithstanding anything in this Agreement to the contrary, the shares of Kroll Common Stock issued and outstanding immediately prior to the Effective Time that are held by any Kroll Stockholder that is entitled to demand and properly demands appraisal of shares of Kroll Common Stock pursuant to, and complies in all respects with, the provisions of Section 262 (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(b), but, instead, such Kroll Stockholder shall be entitled to such rights (but only such rights) as are granted by Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and automatically shall be cancelled and shall cease to exist, and, except as otherwise provided by Applicable Laws, each holder of Appraisal Shares shall cease to have any rights with respect to the Appraisal Shares, other than such rights as are granted by Section 262. Notwithstanding the foregoing, if any such Kroll Stockholder shall fail to validly perfect or shall otherwise waive, withdraw or lose the right to appraisal under Section 262 or if a court of competent jurisdiction shall determine that such Kroll Stockholder is not entitled to the relief provided by Section 262, then the rights of such Kroll Stockholder under Section 262 shall cease, and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the

Merger Consideration as provided in Section 2.1(b) without interest. Kroll shall give prompt notice to MMC of any demands for appraisal of any shares of Kroll Common Stock, and MMC shall have the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Kroll shall not, without the prior written consent of MMC, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

      2.2.     Surrender and Payment.

      (a) Paying Agent; Exchange Fund. Prior to the Effective Time, for the benefit of the Kroll Stockholders, MMC shall designate, or shall cause to be designated (pursuant to an agreement in form and substance reasonably acceptable to Kroll), a bank or trust company that is reasonably satisfactory to Kroll to act as agent for the payment of the Merger Consideration in respect of Certificates upon surrender of such Certificates in accordance with this Article II from time to time after the Effective Time (the “Paying Agent”). At the Effective Time, MMC shall deposit, or cause Merger Sub to deposit, with the Paying Agent cash in an amount sufficient for the payment of the aggregate Merger Consideration pursuant to Section 2.1(b) (assuming no Appraisal Shares) upon surrender of such Certificates (such cash, the “Exchange Fund”). MMC shall be obligated to, from time to time, deposit any additional funds necessary to pay the aggregate Merger Consideration. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by MMC, on a daily basis. Any portion of the Exchange Fund (including any interest and other income resulting from investments of the Exchange Fund) that remains undistributed to the Kroll Stockholders six months after the date of the mailing required by Section 2.2(b) shall be delivered to MMC, upon demand by MMC, and holders of Certificates that have not theretofore complied with this Section 2.2 shall thereafter look only to MMC for payment of any claim to the Merger Consideration. If any Certificates shall not have been surrendered prior to seven years after the Effective Time, any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Authority (as defined in Section 3.3(d)), in each case, to the extent applicable (collectively, “Applicable Laws”), become the property of MMC, free and clear of all claims or interest of any person previously entitled thereto.

      (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall and MMC shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Kroll Stockholder shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other customary provisions as MMC may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by MMC, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be paid in exchange therefor the amount of cash into which the shares of Kroll Common Stock formerly represented by the Certificate shall have been converted pursuant to Section 2.1(b), and the Certificate so surrendered shall be cancelled. In the event of a transfer of ownership of Kroll Common Stock that is not registered in the stock transfer books of Kroll, the proper amount of cash may be paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes (as defined in Section 4.13(c)) required by reason of the payment to a person other than the registered holder of the Certificate or establish to the satisfaction of MMC that the Tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

      (c) Stock Transfer Books. At the close of business on the day on which the Effective Time occurs, the stock transfer books of Kroll shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Kroll Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the

Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged as provided in this Article II.

      (d) No Liability. None of MMC, Merger Sub, Kroll or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming a Certificate to be lost, stolen or destroyed and, if required by MMC or the Surviving Corporation, the posting by such person of a bond in such reasonable amount as MMC or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to the Certificate, the Paying Agent shall pay in respect of the lost, stolen or destroyed Certificate the Merger Consideration.

      (f) No Further Ownership Rights in Kroll Common Stock. The Merger Consideration paid in accordance with the terms of this Article II in respect of Certificates that have been surrendered in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Kroll Common Stock represented thereby.

      (g) Withholding Rights. Each of the Surviving Corporation and MMC shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any Kroll Stockholders such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation, MMC or the Paying Agent, as the case may be, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Kroll Stockholders in respect of which the deduction and withholding was made by the Surviving Corporation, MMC or the Paying Agent, as the case may be.

      2.3.     Treatment of Stock Options; Employee Stock Purchase Plan.

      (a) At the Effective Time, each option to purchase a share of Kroll Common Stock (a “Kroll Option”), granted under the Kroll stock option plans in effect on the date of this Agreement, or otherwise, that is outstanding immediately prior to the Effective Time (whether or not vested) shall be cancelled immediately prior to the Effective Time and converted into the right to receive, from MMC or the Surviving Corporation, as soon as practicable following the Effective Time (and in any event, no later than 10 days following the Effective Time), an amount in cash (less any applicable withholding taxes) equal to the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of Kroll Common Stock subject to such Kroll Option; provided, however, with respect to each Kroll Option issued under the 1996 Kroll Stock Option Plan (the “1996 Plan”) to a participant therein (other than a participant entitled to reimbursement for the tax imposed by Section 4999 of the Code) (a “Participant”), which is subject to adjustment under Section 13.5 of the 1996 Plan (a “1996 Option”), the Committee administering the 1996 Plan will cause such 1996 Option to be cancelled and converted at the Effective Time, if such cancellation and conversion would reduce the payments for such Participant described in Section 280G(b)(2)(A)(i) of the Code below the threshold described in 280G(b)(2)(A)(ii) of the Code, in which case such cancellation and conversion shall be effected to the extent necessary to reduce the payments for such Participant described in Section 280G(b)(2)(A)(i) of the Code to $10,000 (or such lower number as would be obtained if all the 1996 Options were so cancelled and converted) below the threshold described in 280G(b)(2)(A)(ii) of the Code (by first canceling and converting the options which vest furthest from the Effective Time), or as otherwise agreed upon by Kroll, MMC, and such Participant, into the right to receive (a “Substitute Right”), in lieu of the payment described above, when vested in accordance with the vesting schedule applicable to such 1996 Option immediately prior to the Effective Time (based upon the vesting provisions of the 1996 Plan and the applicable option agreements), an amount in cash (less any applicable withholding taxes), from MMC or the Surviving Corporation, equal to the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of Kroll Common Stock subject to such 1996 Option, plus interest accrued thereon at an annual money market interest rate compounded quarterly for the period from the Effective Time through the vesting date of such 1996 Option; and provided, further that any Participant who receives Substitute Rights and whose employment is thereafter terminated by Kroll or its successors or affiliates without cause shall be entitled to payment for any unvested portion of such Substitute Rights upon such termination if the Participant would be better off after payment of all taxes (including the tax imposed by Section 4999 of the Code) by receiving such payment than by forfeiting such payment. In making any determinations pursuant to this Section 2.3(a), the Committee will take into account all payments to be made to such holder in connection with the transactions contemplated by this Agreement, and will provide that MMC shall have the right to approve any such determination (which approval shall not be unreasonably withheld). Prior to the Effective Time, Kroll shall take any and all actions necessary to effectuate this Section 2.3(a), including amending the Kroll stock option plans.

      (b) Kroll shall take any and all actions with respect to Kroll’s Employee Stock Purchase Plan (the “ESPP”) as are necessary to provide that (i) with respect to the Offering Period (as defined in the ESPP) in effect as of the date of this Agreement, no employee who is not a participant in the ESPP as of the date hereof may become after the date hereof a participant in the ESPP and no participant in the ESPP may increase the percentage amount of his or her payroll deduction election from that in effect on the date hereof for such Offering Period; (ii) subject to consummation of the Merger, the ESPP shall terminate, effective immediately before the Effective Time (the “Stock Plan Termination Date”); and (iii) if the Offering Period (as defined in the ESPP) in effect as of the date of this Agreement terminates prior to the Stock Plan Termination Date, the ESPP shall be suspended and no new Offering Period will be commenced under the ESPP prior to the termination of this Agreement. Subject to consummation of the Merger, if such Offering Period is still in effect on the Stock Plan Termination Date then on the Stock Plan Termination Date, each purchase right under the ESPP as of the Stock Plan Termination Date shall be automatically exercised by applying the payroll deductions of each participant in the ESPP for such Offering Period to the purchase of a number of whole shares of Kroll Common Stock (subject to the provisions of Kroll’s ESPP regarding the number of shares purchasable) at an Exercise Price (as defined in the ESPP) per share equal to 85% of the Fair Market Value (as defined in the ESPP) of a share of Kroll Common Stock on the Grant Date (as defined in the ESPP) or on the Stock Plan Termination Date, whichever is lower.

      (c) Kroll shall take any actions reasonably requested by MMC to effectuate the termination of the Kroll Options, it being understood that the intention of the parties is that following the Effective Time no holder of a Kroll Option or any participant in any Plan or other employee benefit arrangement of Kroll shall have any right thereunder to acquire any capital stock (including any “phantom” stock or stock appreciation rights) of Kroll or the Surviving Corporation. Prior to the Effective Time, Kroll shall deliver to the holders of Kroll Options and participants in the ESPP appropriate notices, in form and substance reasonably acceptable to MMC, setting forth such holders’ rights pursuant to this Agreement.

      2.4.     Adjustments to Prevent Dilution. In the event that Kroll changes the number of shares of Kroll Common Stock, or securities convertible or exchangeable into or exercisable for shares of Kroll Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MMC AND MERGER SUB

      In order to induce Kroll to enter into this Agreement, MMC and Merger Sub represent and warrant to Kroll that the statements contained in this Article III are true, correct and complete.

      3.1.     Organization and Standing. Each of MMC and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted.

      3.2.     Corporate Power and Authority. Each of MMC and Merger Sub has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under the Agreement, and to consummate the transactions contemplated by this Agreement. The execution, performance and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by MMC and Merger Sub have been duly authorized by all necessary corporate action on the part of each of MMC and Merger Sub. No other corporate proceedings on the part of MMC or Merger Sub are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of MMC and Merger Sub, and, assuming the due authorization, execution and delivery by Kroll, constitutes a legal, valid and binding obligation of each of Merger Sub and MMC enforceable against each of them in accordance with its terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity.

      3.3.     Conflicts; Consents and Approval. Neither the execution and delivery of this Agreement by MMC or Merger Sub nor the consummation of the transactions contemplated by this Agreement will:

      (a) conflict with, or result in a breach of any provision of MMC’s Restated Certificate of Incorporation, or MMC’s Bylaws, or Merger Sub’s Certificate of Incorporation or Merger Sub’s Bylaws;

      (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any individual or entity (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of MMC or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which MMC or any of its subsidiaries is a party;

      (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to MMC or any of its subsidiaries or their respective properties or assets; or

      (d) require any action or consent or approval of, or review by, or registration or filing by MMC or any of its subsidiaries with, any third party or any local, domestic, foreign or multinational court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (each of the foregoing, a “Governmental Authority”), other than (i) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations thereunder, the “HSR Act”) and applicable laws, rules and regulations in foreign jurisdictions governing antitrust or merger control matters (“Foreign Antitrust Laws”), (ii) compliance with any United States federal and state securities laws and any other applicable takeover laws and (iii) the filing with the Delaware Secretary of State of the Certificate of Merger;

except in the case of clauses (b), (c) and (d) above for any of the foregoing that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3) on MMC or Merger Sub.

      3.4.     Brokerage and Finders’ Fees. Except for MMC’s obligations to Greenhill & Co., LLC, neither MMC, Merger Sub nor any of their respective directors, officers or employees has incurred or will incur on behalf of MMC or Merger Sub any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement.

      3.5.     Information Supplied. None of the information supplied or to be supplied by MMC or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is mailed to the Kroll Stockholders or at the time of the Kroll Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary, in order to make the statements therein in light of the circumstances under which they are made, not misleading.

      3.6.     Available Funds. MMC and Merger Sub (a) will have available to them, as of the Effective Time, all funds necessary for the payment of the Merger Consideration and all of their other obligations under this Agreement, including with respect to the Kroll Options, the ESPP and all fees and expenses related to the Merger and the transactions contemplated by this Agreement and (b) as of the date hereof, have, or have access to, sufficient funds to satisfy all of their obligations under this Agreement.

      3.7.     Capitalization of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of (a) 100 shares of common stock, par value $0.01 per share, all of which shares are validly issued and outstanding, and (b) 100 shares of preferred stock, par value $0.01 per share, none of which shares are issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by MMC or a direct or indirect wholly-owned Subsidiary of MMC. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

      3.8.     Section 203 of the DGCL. None of MMC, Merger Sub or their respective affiliates constitutes an “interested stockholder” (as defined in Section 203 of the DGCL) with respect to Kroll.

      3.9.     State Takeover Statute. To MMC’s knowledge, other than Section 203 of the DGCL, no other state takeover statute is applicable to the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF KROLL

      In order to induce Merger Sub and MMC to enter into this Agreement, Kroll hereby represents and warrants to MMC and Merger Sub that the statements contained in this Article IV are true, correct and complete.

      4.1.     Organization and Standing. Kroll is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Kroll’s subsidiaries is an organization duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted, except for such failures by inactive subsidiaries of Kroll to be in good standing as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Kroll. Each of Kroll and its subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Kroll. Kroll is not in default in the performance, observance or fulfillment of any provision of the Kroll Certificate or the Kroll Bylaws. Kroll has heretofore furnished to MMC complete and correct copies of the Kroll Certificate and the Kroll Bylaws and has furnished, or will furnish promptly after the date hereof, the certificates of incorporation and bylaws or similar organizational documents for each of Kroll’s subsidiaries.

      4.2.     Subsidiaries. Kroll does not own (other than pursuant to the acquisition of interests after the date hereof as permitted under this Agreement), directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the subsidiaries set forth in Section 4.2 to the disclosure schedule delivered by Kroll to MMC and dated the date of this Agreement (the “Kroll Disclosure Schedule”). Except as set forth in Section 4.2 to the Kroll Disclosure Schedule, Kroll is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity or any other person. Except as set forth in Section 4.2 to the Kroll Disclosure Schedule, Kroll owns, directly or indirectly, each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of its subsidiaries. Each of the outstanding shares of capital stock of each of Kroll’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable (to the extent there is any such concept), and is owned, directly or indirectly, by Kroll (other than directors’ qualifying shares of certain foreign subsidiaries) free and clear of all liens, pledges, security interests, claims or other encumbrances other than (a) restrictions imposed by federal and state securities laws and (b) liens incurred in connection with the Kroll Credit Agreement (as defined in Section 5.3(e)), which liens shall be released prior to the Effective Time in accordance with Section 5.3(e). The following information for each of Kroll’s subsidiaries is set forth in Section 4.2 to the Kroll Disclosure Schedule, as applicable: (a) its name and jurisdiction of incorporation or organization; (b) its authorized capital stock or share capital; and (c) the number of issued and outstanding shares of capital stock or share capital and the record owner(s) thereof. Other than as set forth in Section 4.2 to the Kroll Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any of Kroll’s subsidiaries, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock or other voting securities or ownership interests of any of Kroll’s subsidiaries.

      4.3.     Corporate Power and Authority. Kroll has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under this Agreement, and, subject to approval of this Agreement and the transactions contemplated by this Agreement by the Kroll Stockholders, to consummate the transactions contemplated by this Agreement. The execution, performance and delivery of this Agreement by Kroll have been duly authorized by all necessary corporate action on the part of Kroll, subject to adoption of this Agreement and the transactions contemplated by this Agreement by the Kroll Stockholders and no other corporate proceedings on the part of Kroll are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Kroll, and, assuming the due authorization, execution and delivery by MMC and Merger Sub, constitutes the legal, valid and binding obligation of Kroll enforceable against it in accordance with its terms except that such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principals of equity.

      4.4.     Capitalization of Kroll.

      (a) As of May 14, 2004 (the “Capitalization Date”), Kroll’s authorized capital stock consisted solely of (i) 100,000,000 shares of Kroll Common Stock, of which (A) 40,198,996 shares were issued and outstanding (including 66,595 shares of unvested restricted stock issued under the Amended and Restated 1998 Stock Incentive Plan), (B) 2,777,777 shares were issued and held in treasury (which does not include the shares reserved for issuance set forth in clause (C) below or the shares referred to in clause (D) below), (C) 6,429,326 shares were reserved for issuance upon the exercise of all outstanding Kroll Options, (D) 7,768,864 shares were reserved for issuance upon the exercise of conversion rights pursuant to all outstanding convertible debt instruments of Kroll and its subsidiaries, and (E) 777,307 shares were reserved and available for issuance under the ESPP; and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding or reserved for future issuance under any agreement, arrangement or understanding. As of the Capitalization Date, there were outstanding Kroll Options to purchase an aggregate of 6,429,326 shares of Kroll Common Stock. Since the Capitalization Date through the date hereof, (x) no capital stock of Kroll has been issued except pursuant to the exercise or conversion of King Options or convertible securities referred to in this Section 4.4(a) or in Section 4.4 of the KING Disclosure Schedule and (y) no Kroll Options have been granted. As of the date hereof, there are outstanding convertible debt instruments of Kroll convertible into an aggregate maximum of 7,768,864 shares of Kroll Common Stock.

      (b) Other than as set forth in Section 4.4(a) of this Agreement and on Section 4.4 of the Kroll Disclosure Schedule, (i) as of the Capitalization Date there were no outstanding shares of Kroll capital stock or Kroll voting securities, and (ii) there are no outstanding (A) subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type to which Kroll is a party relating to the issuance, sale, repurchase or transfer of any securities of Kroll, or (B) securities issued by Kroll that are convertible into or exchangeable for any shares of Kroll capital stock or Kroll voting securities, and neither Kroll nor any of its subsidiaries has any obligation of any kind to issue any additional securities or to pay for, repurchase, redeem or otherwise acquire any securities of Kroll or any of its subsidiaries or any of their respective predecessors.

      (c) None of Kroll’s subsidiaries owns any capital stock of Kroll. Each outstanding share of Kroll capital stock is, and each share of Kroll capital stock that may be issued will be, when issued, duly authorized and validly issued, fully paid and nonassessable, and not subject to any preemptive or similar rights. The issuance and sale of all of the shares of capital stock described in this Section 4.4 have been in compliance in all material respects with United States federal and state securities laws. Section 4.4 to the Kroll Disclosure Schedule states the number of shares of Kroll Common Stock issuable to each holder of Kroll Options as of the Capitalization Date, including the exercise price and whether the Kroll Option is intended to qualify as an “incentive stock option” (within the meaning of Section 422 of the Code).

      4.5.     Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will:

      (a) conflict with, or result in a breach of any provision of, the Kroll Certificate or the Kroll Bylaws;

      (b) except as set forth in Section 4.5(b) to the Kroll Disclosure Schedule, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Kroll or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Kroll or any of its subsidiaries is a party;

      (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Kroll or any of its subsidiaries or any of their respective properties or assets (assuming receipt of all approvals and consents set forth in Section 4.5(d)); or

      (d) require any action or consent or approval of, or review by, or registration or filing by Kroll or any of its affiliates with, any third party or any Governmental Authority, other than (i) approval of this Agreement and the transactions contemplated by this Agreement by Kroll Stockholders, (ii) actions required by the HSR Act and Foreign Antitrust Laws, (iii) registrations or other actions required under United States federal and state securities laws, (iv) consents or approvals of any Governmental Authority or third party set forth in Section 4.5 to the Kroll Disclosure Schedule, and (v) the filing with the Delaware Secretary of State of the Certificate of Merger;

other than in the case of Sections 4.5(b), 4.5(c) and 4.5(d) those exceptions that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Kroll.

      4.6.     Brokerage and Finders’ Fees; Expenses. Except for Kroll’s obligations to Goldman, Sachs & Co. and Morgan Joseph & Co. Inc. (the amount of such fee owed to each firm by Kroll in connection with the transactions contemplated by this Agreement having been previously disclosed to MMC), neither Kroll nor any director, officer, employee or subsidiary of Kroll, has incurred or will incur on behalf of Kroll or its subsidiaries, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement.

      4.7.     Kroll SEC Documents.

      (a) Kroll and its subsidiaries have timely filed with the Commission all registration statements, prospectuses, forms, reports, schedules, statements and other documents (as supplemented and amended since the time of filing, collectively, the “Kroll SEC Documents”) required to be filed by them since January 1, 2002 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”) or the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”). The Kroll SEC Documents, including any financial statements or schedules included in the Kroll SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Kroll SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing (and, with respect to clause (i) of this sentence only, only on such date)) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Kroll and its subsidiaries included in the Kroll SEC Documents (i) have been prepared from, and are in accordance with, the books and records of Kroll and its subsidiaries, (ii) at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Kroll SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (iii) were prepared in accordance with United States generally accepted accounting principles (“GAAP ”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and (iv) fairly present in all material respects (subject, in the case of unaudited statements, to normal, recurring audit adjustments and in the case of any Kroll SEC Document amended or superseded by a filing prior to the date of this Agreement, such amending or superseding filing) the consolidated financial position of Kroll and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. None of Kroll’s subsidiaries is subject to the periodic reporting requirements of the Exchange Act or required to file (i) any form, report or other document with the Commission or The Nasdaq National Market or (ii) any material form, report or other document with any other stock exchange or securities regulatory authority.

      (b) With respect to each Annual Report on Form 10-K and each Quarterly Report on Form 10-Q included in the Kroll SEC Documents filed since August 29, 2002, the financial statements and other financial information included in such reports fairly present (within the meaning of the Sarbanes-Oxley Act of 2002) in all material respects the financial condition and results of operations of Kroll as of, and for, the periods presented in the Kroll SEC Documents. Since August 29, 2002, Kroll’s principal executive officer and its principal financial officer have disclosed to Kroll’s auditors and the audit committee of the Kroll Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect Kroll’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Kroll’s internal controls and Kroll has provided to MMC copies of any written materials relating to the foregoing. Kroll has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Kroll required to be included in Kroll’s periodic reports under the Exchange Act, is made known to Kroll’s principal executive officer and its principal financial officer by others within those entities, and, to the knowledge of Kroll, such disclosure controls and procedures are effective in timely alerting Kroll’s principal executive officer and its principal financial officer to such material information required to be included in Kroll’s periodic reports required under the Exchange Act. Except as set forth in Section 4.7(b) to the Kroll Disclosure Schedule, there are no outstanding loans made by Kroll or any of its subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Kroll. Since the enactment of the Sarbanes-Oxley Act of 2002, neither Kroll nor any of its subsidiaries has made any loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Kroll or any of its subsidiaries.

      4.8.     Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the balance sheet (including the notes and schedules thereto) of Kroll as of December 31, 2003 or as of March 31, 2004 included in the Kroll SEC Documents, (b) as incurred after March 31, 2004 in the ordinary course of business consistent with prior practice, (c) as set forth in Section 4.8 to the Kroll Disclosure Schedule or (d) as incurred in connection with this Agreement or the transactions contemplated hereby, neither Kroll nor any of its subsidiaries has any material liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that would be required by GAAP to be reflected on a consolidated balance sheet of Kroll and its subsidiaries (or disclosed in the notes thereto).

      4.9.     Information Supplied. At the date the Proxy Statement is mailed to the Kroll Stockholders and at the time of the Kroll Stockholders Meeting, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary, in order to make the statements therein in light of the circumstances under which they are made, not misleading. No representation or warranty is made by Kroll with respect to statements or omissions included in the Proxy Statement based upon information furnished to Kroll by or on behalf of MMC or Merger Sub specifically for use therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

      4.10.     Compliance with Law. Kroll and its subsidiaries hold all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of all Governmental Authorities necessary for the lawful conduct of their respective businesses (the “Kroll Permits”), except (a) as disclosed in the Kroll SEC Documents filed and publicly available prior to the date hereof or (b) for failures to hold such Kroll Permits that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Kroll. Kroll and its subsidiaries are in compliance with the terms of the Kroll Permits, except where the failure so to comply would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Kroll. The businesses of Kroll and its subsidiaries are not being conducted in violation of any Applicable Law, except for violations that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Kroll. No investigation or review by any Governmental Authority with respect to Kroll or any of its subsidiaries is, to the knowledge of Kroll, pending or threatened, nor has any Governmental Authority given notice in writing of an intention to conduct any such investigation or review, other than, in each case, those the outcome of which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Kroll.

      4.11.     Litigation. Except as disclosed in the Kroll SEC Documents filed and publicly available prior to the date hereof or as set forth in Section 4.11 of the Kroll Disclosure Schedule (a) there is no suit, claim, action, proceeding, hearing, notice of violation or demand letter (an “Action”) pending, or to the knowledge of Kroll, threatened, (or to the knowledge of Kroll any pending or threatened investigation) against Kroll or any of its subsidiaries or any executive officer or director of Kroll or any of its subsidiaries that would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Kroll, and (b) there is no outstanding order, writ, injunction or decree against Kroll or any of its subsidiaries that would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Kroll.

      4.12.     Absence of Certain Changes or Events.

      (a) Since December 31, 2003, there has not been any Material Adverse Effect on Kroll or any event, change, effect or development that would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Kroll.

      (b) Except as disclosed in the Kroll SEC Documents filed and publicly available prior to the date hereof, or as set forth in Section 4.12 to the Kroll Disclosure Schedule, there has not been any action taken by Kroll or any of its subsidiaries from March 31, 2004 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.3(a)(iv), (v), (viii), (ix) or (x).

      4.13.     Taxes.

      (a) Kroll and each of its subsidiaries has filed all material Tax Returns (as defined in Section 4.13(b)) required to be filed by it. All such Tax Returns were true, correct and complete in all material respects and Kroll and each of its subsidiaries has paid or caused to be paid all material Taxes in respect of the periods covered by such Tax Returns. Each of Kroll and its subsidiaries has timely withheld and paid all material

Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder or other third party. Except as set forth in Section 4.13 of the Kroll Disclosure Schedule, neither Kroll nor any of its subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return. There are no material security interests on any of the assets of Kroll or any of its subsidiaries that arose in connection with any failure to pay any Tax when due (taking into account relevant extensions), except with respect to such Taxes that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP. There is no claim or dispute concerning any material Tax liability of Kroll or its subsidiaries claimed or raised by any Governmental Authority in writing. No issue has been raised in writing in any examination by any Governmental Authority with respect to Kroll or any subsidiary which, by application of similar principles, reasonably could be expected to result in a proposed material increase in Tax, in excess of that provided for in any reserve for Taxes, for any other period not so examined. Except as set forth in Section 4.13 of the Kroll Disclosure Schedule, all income Tax Returns required to be filed by or with respect to Kroll or any of its subsidiaries through the year 1999 have been examined by the Internal Revenue Service or other appropriate taxing authority and the examination concluded, or are Tax Returns with respect to which the period during which any assessments may be made by the Internal Revenue Service or other appropriate taxing authority has expired (taking into account any extension or waiver thereof). All material deficiencies and assessments asserted as a result of such examinations or other audits by federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in Kroll’s financial statements in accordance with GAAP, and no issue or claim has been asserted in writing for material Taxes by any taxing authority for any prior period, other than those heretofore paid or properly provided for in Kroll’s financial statements. Except as set forth in Section 4.13 of the Kroll Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any material Tax Return of Kroll or any of its subsidiaries. Except as set forth in Section 4.13 to the Kroll Disclosure Schedule, neither Kroll nor any of its subsidiaries (i) has been a member of a group filing consolidated returns for federal income Tax purposes (except for the group of which Kroll is the common parent), (ii) has any liability for the Taxes of any person (other than Kroll and its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferor or successor, by contract or otherwise, or (iii) is a party to a Tax sharing or Tax indemnity agreement or any other agreement of a similar nature involving a material amount of Taxes that remains in effect. Kroll has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Kroll has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

      (b) “Tax Returns” means returns, reports and forms required to be filed with any Governmental Authority of the United States or any other relevant jurisdiction responsible for the imposition or collection of Taxes.

      (c) “Taxes” means (i) all taxes (whether United States federal, state or local or foreign) based upon or measured by income and any other tax whatsoever, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest or penalties imposed with respect thereto and (ii) any obligations under any agreements or arrangements with respect to any taxes described in clause (i) above.

      4.14.     Intellectual Property.

      (a) For purposes of this Agreement, (i) “Intellectual Property Right” means any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how or proprietary information contained on any website, processes, formulae, products, technologies, discoveries, apparatus, Internet domain names, trade dress and general intangibles of like nature (together with goodwill), customer lists, confidential information, licenses, software, databases and compilations including any and all collections of data and all documentation thereof (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right, and (ii) “Kroll Intellectual

Property Right” means all Intellectual Property Rights owned or licensed by Kroll or any of its subsidiaries as of the date hereof that are used or held for use by Kroll or any of its subsidiaries.

      (b) Kroll and its subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights used in the conduct of their businesses, except where the failure to own or possess valid rights to such Intellectual Property Rights would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Kroll. No Kroll Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by Kroll or any of its subsidiaries or restricting the licensing thereof by Kroll or any of its subsidiaries to any Person (as defined in Section 5.3(b)(i)), except for (i) any restrictions imposed under those agreements pursuant to which the Kroll Intellectual Property Right is licensed, and (ii) any judgment, injunction, order, decree or agreement which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Kroll. Except as set forth in Section 4.14 of the Kroll Disclosure Schedule, neither Kroll nor any of its subsidiaries is infringing on any other Person’s Intellectual Property Rights and to the knowledge of Kroll no Person is infringing on any Kroll Intellectual Property Rights, except, in either case, as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Kroll. Except for such matters as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Kroll, (i) neither Kroll nor any of its subsidiaries is a defendant in any action, suit, governmental investigation or proceeding relating to, or otherwise was notified in writing of, any claim alleging infringement by Kroll or any of its subsidiaries of any Intellectual Property Right and (ii) Kroll and its subsidiaries have no pending claim or suit for any continuing infringement by any other Person of any Kroll Intellectual Property Rights.

      4.15.     Employee Benefit Plans.

      (a) For purposes of this Section 4.15, the following terms have the definitions given below:

           (i) “Controlled Group Liability” means any and all liabilities (A) under Title IV of ERISA (as defined in Section 4.15(a)(ii)), (B) under Section 302 of ERISA, (C) under Sections 412 and 4971 of the Code, (D) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Sections 601 et seq. of the Code and Section 601 et seq. of ERISA and (E) under corresponding or similar provisions of foreign laws or regulations.

           (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations thereunder.

           (iii) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

           (iv) “Plans” means all employee benefit plans, programs and other arrangements providing benefits to any employee or former employee in respect of services provided to Kroll or any of its subsidiaries or to any beneficiary or dependent thereof, and whether covering one individual or more than one individual, sponsored or maintained by Kroll or any of its subsidiaries or to which Kroll or any of its subsidiaries contributes or is obligated to contribute or could have any liability. Without limiting the generality of the foregoing, the term “Plans” includes any defined benefit or defined contribution pension plan, profit sharing plan, stock ownership plan, deferred compensation agreement or arrangement, vacation pay, health, sickness, life, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option or stock purchase plan, bonus or incentive plan or program, severance pay plan, agreement, arrangement or policy (including statutory severance and termination indemnity plans), practice or agreement, employment agreement, retiree medical benefits plan and each other employee benefit plan, program or arrangement including each “employee benefit plan” (within the meaning of Section 3(3) of ERISA).

      (b) Section 4.15(b) to the Kroll Disclosure Schedule lists all material Plans and indicates those Plans that are subject to the laws of any jurisdiction outside the United States. With respect to each material Plan, Kroll has provided or will provide, promptly after the date hereof, to MMC a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Plan, including, without limitation, all plan documents (including amendments), benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the two most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the two most recent actuarial valuations for any defined pension benefit plans; (vi) any material notices provided either to any participants in any Plan or to any Governmental Authority relative to any Plan in the past five years; and (vii) the most recent determination letter from the Internal Revenue Service, if any. Except as specifically provided in the foregoing documents, there are no amendments to any Plan that have been adopted or approved, nor has Kroll or any of its subsidiaries undertaken to make any such amendments or to adopt or approve any new Plan.

      (c) The Internal Revenue Service has issued a favorable determination letter with respect to each Plan that is intended to be a “qualified plan” (within the meaning of Section 401(a) of the Code) (a “Qualified Plan”), and all applicable foreign qualifications or registration requirements have been satisfied in all material respects with respect to any Plan maintained outside the United States and any failure to comply with such qualifications or requirements would not result in a material liability to Kroll or its subsidiaries. To the knowledge of Kroll, there are no existing circumstances nor any events that have occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust or the qualified or registered status of any Plan or trust maintained outside the United States.

      (d) All material contributions required to be made by Kroll or any of its subsidiaries or any of their respective ERISA Affiliates to any Plan (including any Plan subject to the laws of any jurisdiction outside the United States) by Applicable Laws or by the terms of any Plan and all material premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not yet due, have been adequately accrued on Kroll’s financial statements in accordance with GAAP.

      (e) Except as set forth in Section 4.15 to the Kroll Disclosure Schedule, Kroll and its subsidiaries and their respective ERISA Affiliates have complied, and are now in compliance with all provisions of ERISA, the Code and all laws and regulations (including any local Applicable Laws) applicable to the Plans in all material respects. Each Plan has been operated in compliance with its terms in all material respects. There is not now, and to the knowledge of Kroll there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any pledge, lien, security interest or encumbrance on the assets of Kroll or any of its subsidiaries or any of their respective ERISA Affiliates under ERISA or the Code, or similar Applicable Laws of foreign jurisdictions.

      (f) No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Plan is a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA) (a “Multiple Employer Plan”), nor has Kroll or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within six years before the date of this Agreement, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

      (g) Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, there does not now exist, and there are no existing circumstances that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of Kroll or any of its subsidiaries following the Closing. Without limiting the generality of the foregoing, neither Kroll nor any of its subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or 4212(c) of ERISA.

      (h) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and except as set forth in Section 4.15(h) to the Kroll Disclosure Schedule, neither Kroll nor any of its subsidiaries has any material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof. Except as would not result in material liability, there has been no written communication to employees of Kroll or its subsidiaries that promises or guarantees such employees retiree health or life insurance benefits or other retiree death benefits on a permanent basis.

      (i) Except as disclosed in Section 4.15(i) to the Kroll Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of Kroll or any of its subsidiaries (either alone or in conjunction with any other event) under any Plan.

      (j) Except as disclosed in Section 4.15(j) to the Kroll Disclosure Schedule, there are no pending, or, to the knowledge of Kroll, threatened, Actions (or to the knowledge of Kroll any pending or threatened investigations) (other than claims for benefits in the ordinary course) that have been asserted or instituted against any Plan, any fiduciaries thereof with respect to their duties to any Plan or the assets of any of the trusts under any Plan that could reasonably be expected to result in any material liability of Kroll or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the United States Department of Treasury, the United States Department of Labor or any Multiemployer Plan, or to comparable entities or Plans under Applicable Laws of jurisdictions outside the United States.

      (k) Except as would not be expected to result in any material liability to Kroll, no disallowance of a deduction under Section 162(m) of the Code for employee reimbursement or compensation of any amount paid or payable by Kroll or any of its subsidiaries has occurred within the last three fiscal years of Kroll.

      (l) Except as set forth in Section 4.15 to the Kroll Disclosure Schedule, Kroll and its subsidiaries have in the past been and are in compliance in all material respects with Applicable Laws with respect to employment, employment practices, employee and independent contractor classification, labor relations, safety and health, wages, hours and terms and conditions of employment. Except as set forth in Section 4.15 to the Kroll Disclosure Schedule, Kroll and its subsidiaries have complied with their payment obligations to all employees of Kroll and its subsidiaries in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under each Kroll policy, practice, agreement, plan, program or Applicable Laws in all material respects.

      4.16.     Contracts; Indebtedness.

      (a) Except as set forth in Section 4.16(a) of the Kroll Disclosure Schedule or listed as an exhibit to the Kroll SEC Documents filed and publicly available prior to the date hereof (together, the “Material Contracts”), neither Kroll nor any of its subsidiaries is a party to, and none of their respective properties or assets are bound by, any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Commission). Each such Material Contract is a valid, binding and enforceable obligation of Kroll or its subsidiaries and, to Kroll’s knowledge, of the other party or parties thereto, in accordance with its terms, and in full force and effect, except (i) where the failure to be valid, binding, enforceable and in full force and effect would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Kroll and (ii) to the extent as may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general principles of equity. Kroll has not received any written notice from any other party to any such Material Contract, and otherwise has no knowledge that such third party intends to terminate, or not renew, any such Material Contract. As of the date hereof, all Material Contracts are either publicly filed with the Commission or Kroll has made, or will make promptly after the date hereof, true and correct copies of such contracts available to MMC. Neither Kroll nor any of its subsidiaries, and, to the knowledge of Kroll, no other party thereto, is in violation of or in default under any Material Contract (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default thereunder by Kroll or, to Kroll’s knowledge, by any third party), except for violations or defaults that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Kroll.

      (b) Except as disclosed in the Kroll SEC Documents filed and publicly available prior to the date hereof, or as set forth in Section 4.16(b) of the Kroll Disclosure Schedule, neither Kroll nor any of its subsidiaries is a party to or otherwise bound by (i) any agreement containing covenants purporting to limit in a manner that is material to Kroll and its subsidiaries taken as a whole the freedom of Kroll or any of its subsidiaries to compete in any line of business or sell, supply or distribute any service or product, in each case, in any geographic area or to hire any individual or group of individuals, (ii) any agreement that, after the Effective Time, would have the effect of limiting in any material respect the freedom of MMC or any of its subsidiaries (other than Kroll and its subsidiaries) to compete in any line of business or sell, supply or distribute any product or service, in each case, in any geographic area or to hire any individual or group of individuals, or (iii) any acquisition agreement containing “earn-out” or other contingent payment obligations that could result in payments by Kroll or any of its subsidiaries after the date hereof in aggregate amounts, with respect to a particular agreement, in excess of $2.5 million.

      (c) Section 4.16(c) of the Kroll Disclosure Schedule sets forth (i) a list, as of the date hereof, of each agreement, instrument and other obligation pursuant to which any indebtedness for borrowed money of Kroll or any of its subsidiaries in an aggregate principal amount in excess of $5 million is outstanding and (ii) as of March 31, 2004, the respective principal amounts outstanding thereunder, which principal amount outstanding shall, other than with respect to any revolving credit facilities or lines of credit, be equal to or less than such amount as of the date of this Agreement.

      4.17.     Labor Matters.

      (a) Except as set forth in Section 4.17 to the Kroll Disclosure Schedule, neither Kroll nor any of its subsidiaries has any labor contracts or collective bargaining agreements with any persons employed by Kroll or any of its subsidiaries or any persons otherwise performing services primarily for Kroll or any of its subsidiaries. There is no labor strike, dispute or stoppage pending, or, to the knowledge of Kroll or any of its subsidiaries, threatened, against Kroll or any of its subsidiaries, and neither Kroll nor any of its subsidiaries has experienced any labor strike, dispute or stoppage or other material labor difficulty involving its employees since January 1, 2002. To the knowledge of Kroll or any of its subsidiaries, since January 1, 2002, no campaign or other attempt for recognition has been made by any labor organization or employees with respect to employees of Kroll or any of its subsidiaries. Neither Kroll nor any of its subsidiaries is engaged in any unfair labor practice.

      (b) As of the date hereof, no executive officer or employee of Kroll earning in excess of $300,000 per year or any of its subsidiaries has given written notice to Kroll or any of its subsidiaries that any such employee intends to terminate his or her employment with Kroll or any of its subsidiaries.

      4.18.     Customer/ Supplier Relationships. Except as set forth in Section 4.18 to the Kroll Disclosure Schedule, since December 31, 2003, Kroll has not received written notice from (a) any customer of Kroll or any of its subsidiaries that it will stop or decrease purchasing services, materials or products from Kroll or such subsidiary to an extent that would be material to Kroll and its subsidiaries taken as a whole, or (b) any supplier or service provider of Kroll or any of its subsidiaries that it will stop or decrease the supply of materials, products or services to Kroll or such subsidiary to an extent that would be material to Kroll and its subsidiaries taken as a whole. In addition, to the knowledge of Kroll, no customer or supplier described in clause (a) or (b) above is otherwise involved in a dispute with Kroll or any of its subsidiaries that is material to Kroll and its subsidiaries taken as a whole. Section 4.18 of the Kroll Disclosure Schedule describes each termination or nonrenewal that has occurred during the 2003 calendar year with respect to any contract with any customer or supplier involving payments in excess of $5.0 million per year. Section 4.18 of the Kroll Disclosure Schedule also describes each termination or nonrenewal that has occurred between January 1, 2004 and the date of this Agreement with respect to any contract with any customer or supplier involving payments reasonably expected to be in excess of $5.0 million for the 2004 calendar year.

      4.19.     Environmental Matters. Except as set forth in Section 4.19 to the Kroll Disclosure Schedule and for such matters as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Kroll: (a) the properties, operations and activities of Kroll and its subsidiaries are in compliance with all applicable Environmental Laws (as defined below) and Environmental Permits (as defined below); (b) Kroll and its subsidiaries and the properties and operations of Kroll and its subsidiaries are not subject to any existing, pending or, to the knowledge of Kroll, threatened, Action (or to the knowledge of Kroll any pending or threatened investigation) by or before any Governmental Authority under any Environmental Laws; and (c) there has been no release of any Hazardous Material (as defined below) into the environment by Kroll or its subsidiaries or in connection with their current or former properties or operations. Except for such matters as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Kroll, or as set forth on Section 4.19 to the Kroll Disclosure Schedule, Kroll has no knowledge of any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which would reasonably be expected to give rise to liability to Kroll or its subsidiaries under, or prevent compliance or continued compliance by Kroll or its subsidiaries with, any Environmental Laws. “Environmental Laws” means all United States federal, state or local or foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. “Environmental Permit” means any permit, approval, grant, consent, exemption, certificate order, easement, variance, franchise, license or other authorization required under or issued pursuant to any applicable Environmental Laws.

      4.20.     Insurance. Section 4.20 of the Kroll Disclosure Schedule sets forth a list of all material insurance policies maintained by Kroll or any of its subsidiaries which policies have been issued by insurers, which are reputable and provide coverage for the operations conducted by Kroll and its subsidiaries of a scope and coverage consistent with customary industry practice.

      4.21.     Opinion of Financial Advisor. The Kroll Board has received the oral opinion (to be subsequently confirmed in writing) of Goldman, Sachs & Co., Kroll’s financial advisor, dated as of the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the Kroll Stockholders pursuant to this Agreement is fair to the Kroll Stockholders from a financial point of view. Kroll shall provide a complete and correct signed copy of such opinion to MMC as soon as practicable after the date of this Agreement.

      4.22.     Board Recommendation; Required Vote. The Kroll Board, at a meeting duly called and held, has, by unanimous vote of those directors present (who constituted 100% of the directors then in office), (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Kroll Stockholders; (b) declared advisable and in all respects approved and adopted this Agreement, and the transactions contemplated by this Agreement, including the Merger; and (c) resolved to recommend that the Kroll Stockholders approve and adopt this Agreement and the Merger (the “Kroll Board Recommendation”), provided that any withdrawal, modification or qualification of such recommendation in accordance with Section 1.6(c) shall not be deemed a breach of this representation. The affirmative vote of holders of a majority of the outstanding shares of Kroll Common Stock to adopt this Agreement and the Merger is the only vote of the holders of any class or series of capital stock of Kroll necessary to adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger.

      4.23.     Section 203 of the DGCL. Prior to the date of this Agreement, the Kroll Board has taken all action necessary, assuming the accuracy of the representation given by MMC and Merger Sub in Section 3.8, so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement, the Support Agreement or the transactions contemplated hereby or thereby, including the Merger, without any further action on the part of the Kroll Stockholders or the Kroll Board. To Kroll’s knowledge, no other state takeover statute is applicable to the Merger.

ARTICLE V

COVENANTS OF THE PARTIES

      The parties hereto agree that:

      5.1.     Mutual Covenants.

      (a) Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Kroll and MMC will use (and will cause their respective subsidiaries to use) their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement or Applicable Law to consummate and make effective as soon as reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including working together to ensure a smooth transition with respect to, and to maintain existing relationships with, employees, customers and suppliers of Kroll and its subsidiaries.

      (b) HSR Act.

           (i) Kroll and MMC shall, promptly after the execution and delivery of this Agreement, file with the Federal Trade Commission and the Department of Justice the notification required to be filed with respect to the transactions provided in this Agreement under the HSR Act (and request early termination of the waiting period) and shall file promptly with the appropriate Governmental Authorities all notifications required under applicable Foreign Antitrust Laws. Each of Kroll and MMC shall, in connection therewith, cooperate as necessary to promptly amend such filings or supply additional information and documentary material as may be requested pursuant to the HSR Act or Foreign Antitrust Laws.

           (ii) Each party hereto, through outside counsel, will (A) promptly notify every other party hereto of any written communication to that party from any Governmental Authority concerning this Agreement or the transactions contemplated hereby and, if practicable, permit each other party’s counsel to review in advance any proposed written communication to any such Governmental Authority concerning this Agreement or the transactions contemplated hereby and incorporate each other party’s reasonable comments; (B) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with each other party’s counsel in advance, and, to the extent permitted by such Governmental Authority, gives each other party the opportunity to attend and (C) furnish to each other party’s counsel copies of all correspondence, filings, and written communications between them and their respective representatives on the one hand, and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement or the transactions contemplated hereby.

      (c) Public Announcements. MMC and Kroll will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

      (d) Conveyance Taxes. Kroll and MMC shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

      (e) Notice of Certain Events. Each of the Kroll and MMC shall promptly notify the other of:

           (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement if such consent would be material to such transactions;

           (ii) any material notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

           (iii) any actions, suits, claims, investigations or proceedings commenced after the date hereof or, to its knowledge, threatened after the date hereof against, relating to or involving or otherwise affecting Kroll, MMC or any of their respective subsidiaries that relate to the consummation of the transactions contemplated by this Agreement, including the Merger.

      5.2.     Covenants of MMC.

      (a) Indemnification; Directors’ and Officers’ Insurance.

           (i) All rights to indemnification and exculpation from liability for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of the current or former directors or officers of Kroll and its subsidiaries (such persons, “Indemnified Persons”), as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any existing indemnification agreements or arrangements of Kroll or any of its subsidiaries listed on Schedule 5.2(a)(i) of the Kroll Disclosure Schedule shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner. The Surviving Corporation shall cooperate in the defense of any such matter. From and after the Effective Time, MMC shall cause the Surviving Corporation to indemnify, defend and hold harmless and advance expenses, to the fullest extent permitted by the DGCL and other Applicable Laws, the present and former officers and directors of Kroll or any of its subsidiaries in their capacities as such against all losses, expenses, claims, damages or liabilities arising out of the actions or omissions relating to the transactions contemplated hereby.

           (ii) MMC shall or shall cause the Surviving Corporation to obtain and maintain in effect, including through its existing insurance program, for a period of not less than six years after the Effective Time, policies of directors’ and officers’ liability insurance on behalf of the officers and directors of Kroll currently covered by Kroll’s directors’ and officers’ liability insurance policy with respect to acts or omissions occurring prior to the Effective Time with substantially the same coverage and containing terms and conditions not less advantageous in the aggregate to those officers and directors than the coverage and terms and conditions of Kroll’s existing directors’ and officers’ policy; provided, however, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 200% of the per annum rate of premium paid by Kroll and its subsidiaries as of the date hereof for such insurance, then MMC shall or shall cause its subsidiaries to, provide only such coverage as shall then be available at an annual premium equal to 200% of such rate.

           (iii) The parties agree that the provisions of this Section 5.2(a) are (A) intended to be for the benefit of, and shall be enforceable by, each Indemnified Person and each Indemnified Person’s heirs and representatives and (B) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. The parties agree that in the event that the Surviving Corporation or any of its successors or assigns (x) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (y) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made by such person so that the successors and assigns of the Surviving Corporation assume the obligations of the parties and the Surviving Corporation set forth in this Section. In the event that the Surviving Corporation transfers any material portion of its assets, in a single transaction or in a series of transactions, MMC shall take such action as may be necessary to ensure that the ability of the Surviving Corporation, legal and financial, to satisfy the indemnification obligations set forth in this Section will not be diminished in any material respect.

      (b) Employees and Employee Benefits.

           (i) MMC will cause the Surviving Corporation to honor the obligations of Kroll and any of its subsidiaries as of the Effective Time under the provisions of all Plans and employment agreements to which Kroll is a party, provided that this provision shall not prevent the Surviving Corporation from amending, suspending or terminating any such Plans or employment agreements to the extent permitted by the applicable terms of such Plan or employment agreement.

           (ii) For 18 months following the Effective Time, MMC shall provide Kroll employees with a comprehensive employee benefits program substantially similar in the aggregate to employee benefits currently provided to Kroll Employees. For purposes of this Section 5.2(b), “Kroll Employees” means individuals who are, as of the Effective Time, employees of Kroll not subject to collective bargaining agreements and who following the Effective Time continue such employment with Kroll, MMC or their respective subsidiaries.

      5.3.     Covenants of Kroll.

      (a) Conduct of Kroll’s Operations. From the date hereof until the Effective Time, except as contemplated by this Agreement, Kroll shall and shall cause each of its subsidiaries to conduct its business and operate its properties in the ordinary course of business substantially consistent with past practice and Kroll shall and shall cause each of its subsidiaries to use its reasonable best efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except with the prior written consent of MMC or as contemplated by this Agreement or as set forth in the Kroll Disclosure Schedule, from the date hereof until the Effective Time, Kroll shall not:

           (i) do or effect any of the following actions with respect to its securities or the securities of its subsidiaries: (A) adjust, split, combine or reclassify Kroll capital stock or that of its subsidiaries, (B) make, declare or pay any dividend or distribution on (other than dividends or distributions by a direct or indirect wholly owned subsidiary of Kroll to its parent), or, directly or indirectly, redeem, purchase or otherwise acquire, any shares of Kroll capital stock or that of its subsidiaries or any securities or obligations convertible into or exchangeable for any shares of Kroll capital stock or that of its subsidiaries, (C) grant any person any right or option to acquire any shares of Kroll capital stock or that of its subsidiaries or any other equity-based compensation award based on shares of Kroll capital stock or that of its subsidiaries, (D) issue, deliver, sell, pledge or encumber or agree to issue, deliver, sell, pledge or encumber any shares of Kroll capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of Kroll capital stock or such securities (except pursuant to (1) the exercise of Kroll Options that are outstanding as of the date of this Agreement and in accordance with the existing terms of such Kroll Options, (2) the vesting of any restricted stock outstanding as of the date of this Agreement, (3) issuances of shares of Kroll Common Stock under the ESPP or (4) issuances of shares of Kroll Common Stock upon conversion of convertible notes outstanding as of the date of this Agreement) or the capital stock or such securities of its subsidiaries, or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of Kroll capital stock or that of its subsidiaries;

           (ii) directly or indirectly, sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of its property or assets (including stock or other ownership interests of its subsidiaries) (collectively, “Transfers”), other than (A) Transfers in the ordinary course of business consistent with past practice, and (B) Transfers of property and/or assets with a fair market value not greater than $2.0 million individually and $5.0 million in the aggregate;

           (iii) make or propose any changes in the Kroll Certificate or the Kroll Bylaws or the organizational documents of any subsidiary;

           (iv) (A) merge or consolidate with any other person or (B) adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization, other than, with respect to clause (A), mergers or consolidations consummated to effectuate an acquisition pursuant to clause (v) immediately below;

           (v) acquire assets or capital stock of any other person, other than acquisitions for consideration not in excess of $5.0 million individually or $10.0 million in the aggregate;

           (vi) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity (not including direct or indirect wholly owned subsidiaries of Kroll), other than in the ordinary course of business, consistent with past practice, and not, in any case, in an aggregate amount in excess of $5.0 million;

           (vii) (A) create any subsidiaries, other than, with respect to this clause (A), as permitted pursuant to clauses (iv) and (v) above or (B) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of its existing subsidiaries, other than, with respect to this clause (B), in connection with the winding up of inactive subsidiaries of Kroll;

           (viii) (A) establish, or increase compensation or benefits provided under, any stay bonus, incentive, insurance, severance, termination, change of control, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting or repricing of stock options, stock appreciation rights, performance awards, restricted stock awards or similar instruments), stock purchase or other employee benefit plan, program, policy, or agreement or arrangement, except for increases to base salary in the ordinary course of business consistent with past practices for employees of Kroll who earn less than $250,000 per year and other than as provided in clause (D) below, (B) except as otherwise provided in Section 2.3(a), otherwise increase or accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any of its current or former directors, officers, employees, consultants or service providers or those of any subsidiary, or otherwise pay any amounts not due such individual, including without limitation, with respect to severance, (C) enter into any new or amend any existing employment or consulting agreement with any director or officer of Kroll or any individual listed on Section 5.3(a)(viii) of the Kroll Disclosure Schedule (such directors, officers and individuals, taken together, the “Key Kroll Individuals”), (D) without the prior written consent of MMC (not to be unreasonably withheld or delayed), enter into any new or amend any existing employment or consulting agreement with any employee, consultant or service provider or hire or retain the services of any such person if the compensation (base salary and any guaranteed and/or signing bonuses) shall exceed $250,000, provided that this clause (D) shall not apply to the Key Kroll Individuals, or (E) establish, adopt or enter into any collective bargaining agreement, except in each of clauses (A), (B), and (E) as may be required to comply with Applicable Law, any Plans or existing contractual arrangements;

           (ix) except as permitted under clause (viii) above or as contemplated by this Agreement, enter into, adopt or amend in any manner which would increase costs or benefits thereunder, any Plan (or any new arrangement that would constitute a Plan), except as shall be required by Applicable Laws;

           (x) change in any material respect any method or principle of Tax or financial accounting, except to the extent required by GAAP or Applicable Law as advised by Kroll’s regular independent tax advisors or accountants;

           (xi) renew or enter into any noncompete, exclusivity or similar agreement that would restrict or limit, in any material respect, the operations of Kroll and its subsidiaries, or, after the Effective Time, MMC or its subsidiaries;

           (xii) settle or compromise any material Actions or investigations, whether now pending or hereafter made or brought, or waive, release or assign any material rights or claims;

           (xiii) (A) enter into any contract that would constitute a Material Contract, or (B) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any Material Contract;

           (xiv) renew, enter into, amend or waive any material right under any contract with, or loan to, any affiliate of Kroll (other than its direct or indirect wholly owned subsidiaries);

           (xv) incur or commit to any capital expenditures in excess of $2.5 million individually or $10.0 million in the aggregate;

           (xvi) take any action intended to result in a material breach of any representation or warranty of Kroll set forth in Article IV;

           (xvii) make, revoke or amend any material Tax election, enter into any closing agreement, settle or compromise any material claim or assessment with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any Taxes or, without consulting prior thereto with MMC, file any material Tax Returns (including any amended Tax Returns);

           (xviii) permit or cause any of its subsidiaries to do any of the foregoing or agree or commit to do any of the foregoing (it being understood that for purposes of clauses (ii), (v), (vi) and (xv) of this Section 5.3(a), the aggregate dollar thresholds referred to therein shall be aggregate thresholds for conduct by Kroll and its subsidiaries taken as a whole); or

           (xix) agree in writing or otherwise to take any of the foregoing actions.

      (b) Acquisition Proposals.

           (i) Kroll shall not, nor shall it permit any of its subsidiaries to, nor shall it permit any director, officer or key employee of Kroll or any of its subsidiaries, agents or representatives (including any investment banker, attorney or accountant (“Representatives”) retained by it or any of its subsidiaries) to, directly or indirectly, (A) initiate, solicit or encourage any inquiries with respect to, or the making of, an Acquisition Proposal, (B) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature (each, a “Person”) relating to an Acquisition Proposal, (C) approve or recommend or propose publicly to approve or recommend, any Acquisition Proposal or (D) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Acquisition Proposal or propose publicly or agree to do any of the foregoing relating to any Acquisition Proposal.

           (ii) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prevent Kroll or the Kroll Board from complying with its disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act with regard to an Acquisition Proposal; provided, however, that if such disclosure has the effect of withdrawing, modifying or qualifying the approval of this Agreement by the Kroll Board or the Kroll Board Recommendation in a manner adverse to MMC, MMC shall have the right to terminate this Agreement to the extent set forth in Section 7.4(a) of this Agreement.

           (iii) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prevent Kroll or any officer, director, key employee or Representative of Kroll or any of its subsidiaries acting on behalf of or at the direction of Kroll or any of its subsidiaries, or the Kroll Board from at any time prior to, but not after, the time this Agreement is adopted by the Kroll Stockholders at the Kroll Stockholders Meeting, (A) providing information in response to a request therefor by, or engaging in any negotiations or discussions with, a Person who has made an unsolicited bona fide written Acquisition Proposal that is not made in violation of Section 5.3(b)(i) if the Kroll Board receives from such Person an executed confidentiality agreement on customary terms no less favorable to Kroll than the Confidentiality Agreement, dated as of April 14, 2004, between Kroll and MMC (the “Confidentiality Agreement”); or (B) recommending such an unsolicited bona fide written Acquisition Proposal to the Kroll Stockholders, if and only to the extent that, (1) in each such case referred to in clause (A) or (B) above, the Kroll Board determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under Applicable Law, (2) in the case of clause (A) above, the Kroll Board determines in good faith after consultation with outside legal counsel and outside financial advisors that it is reasonably likely that such Acquisition Proposal would result in a Superior Proposal; and (3) in the case of clause (B) above, the Kroll Board determines in good faith that such Acquisition Proposal (in the form, other than immaterial changes, that was the subject of the Superior Proposal Notice, as defined below) constitutes a Superior Proposal and MMC shall have received written notice (the “Superior Proposal Notice”) of Kroll’s intention to take the action referred to in clause (B) at least three business days prior to the taking of such action by Kroll (the “Waiting Period”); provided that the Kroll Board continues to believe, after taking into account any modifications to the terms of the transaction contemplated by this Agreement that are proposed by MMC after its receipt of the Superior Proposal Notice

(with respect to which modifications Kroll and MMC shall endeavor to negotiate in good faith), that such Acquisition Proposal constitutes a Superior Proposal. If the Kroll Board recommends an unsolicited bona fide written Acquisition Proposal pursuant to clause (B) above, MMC shall be entitled to terminate this Agreement pursuant to Section 7.4(a) of the Agreement.

           (iv) Kroll agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than the parties hereto) conducted heretofore with respect to any Acquisition Proposal. Kroll agrees that it will use reasonable best efforts to promptly inform the officers, directors, key employees and Representatives of Kroll and its subsidiaries of the obligations undertaken in this Section 5.3(b). Kroll also agrees promptly, but in any event, within five days after the date of this Agreement, to request the return or destruction of all information and materials provided (to any Person other than the parties hereto) during the 18 months prior to the date of this Agreement by it, its subsidiaries or their respective Representatives with respect to the consideration or making of any Acquisition Proposal.

           (v) From and after the execution of this Agreement, Kroll shall promptly, orally notify MMC of any request for information or any inquiries, proposals or offers relating to an Acquisition Proposal, indicating, in connection with such notice, the name of such Person making such request, inquiry, proposal or offer and the material terms and conditions of any proposals or offers and Kroll shall provide to MMC written notice of any such inquiry, proposal or offer within 24 hours of such event. Kroll shall keep MMC informed orally on a reasonably current basis of the status of any Acquisition Proposal, including with respect to the status and terms of any such proposal or offer and whether any such proposal or offer has been withdrawn or rejected and Kroll shall provide to MMC written notice of any such material developments within 24 hours. Kroll also agrees to provide any information to MMC that it is providing to another Person pursuant to this Section 5.3(b) at substantially the same time it provides such information to such other Person, unless MMC has already been provided such information.

           (vi) Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.3(b) by any officer, director or key employee of Kroll or any of its subsidiaries or any Representative of Kroll or any of its subsidiaries, whether or not such Person is purporting to act on behalf of Kroll or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.3(b) by Kroll.

           (vii) Notwithstanding anything to the contrary contained herein, this Agreement shall be submitted to the Kroll Stockholders for the purpose of approving this Agreement and the Merger, regardless of the recommendation or any change in the recommendation of the Kroll Board with respect thereto.

           (viii) For purposes of this Agreement:

                (A) “Acquisition Proposal” means any proposal or offer with respect to (1) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving Kroll, (2) any purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a 15% voting or economic interest in Kroll, or (3) any purchase of assets, securities or ownership interests representing an amount equal to or greater than 15% of the consolidated assets of Kroll and its subsidiaries taken as a whole (including stock of the subsidiaries of Kroll).

                (B) “Superior Proposal” means a bona fide written Acquisition Proposal (except that references in the definition of “Acquisition Proposal” to “15%” shall be replaced by “50%”) made by a Person other than a party hereto that is on terms that the Kroll Board (after consultation with its outside financial advisor and outside counsel) in good faith concludes, taking into account all legal, financial, regulatory and other aspects of the proposal (including the timing of consummation) and the likelihood of obtaining financing and satisfying other conditions would, if consummated, result in a transaction more favorable to the Kroll Stockholders from a financial point of view than the transaction contemplated by this Agreement.

      (c) Third Party Standstill Agreements. Subject to Section 5.3(b)(iii)(A), during the period from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement: (i) Kroll shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its subsidiaries is a party (other than any involving MMC or its subsidiaries); and (ii) Kroll shall enforce, to the fullest extent permitted under Applicable Law, the provisions of any such confidentiality or standstill agreements, including, if so requested by MMC and at MMC’s expense, seeking injunctions to prevent any breaches of such agreements and seeking to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

      (d) Access. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, Kroll shall (i) give MMC, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours and upon reasonable notice to the offices, properties, books and records of Kroll and its subsidiaries, (ii) furnish to MMC, its counsel, financial advisors, auditors and other authorized representatives to the extent reasonably available such financial and operating data and other information as such Persons may reasonably request (including, to the extent reasonably practicable, furnishing to MMC Kroll’s financial results in advance of filing any Kroll SEC Documents containing such financial results), and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of Kroll and its subsidiaries to cooperate in all reasonable respects with MMC in its investigation of Kroll and its subsidiaries. Any investigation pursuant to this Section 5.3(d) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Kroll and its subsidiaries. No information or knowledge obtained by MMC in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by Kroll hereunder. Notwithstanding anything to the contrary in this Agreement, Kroll shall not be required to provide any information or access that it reasonably believes would violate Applicable Law, rules or regulations or the terms of any confidentiality obligation by which it is bound, or cause forfeiture of attorney/ client privilege.

      (e) Termination of Kroll Credit Agreement. Prior to the Effective Time, Kroll (i) shall repay in full any amounts outstanding under the $25 million Credit Agreement, dated as of March 6, 2003, between Kroll as borrower and Fleet National Bank as lender (the “Kroll Credit Agreement”), and (ii) shall have received evidence reasonably satisfactory to MMC (including UCC termination statements, release letters and other appropriate documentation from Fleet National Bank) of the release or termination of (A) all liens, pledges, security interests, claims or other encumbrances on any assets of Kroll or its subsidiaries, (B) all pledges on the stock of any subsidiaries of Kroll, and (C) all guarantees by Kroll or any of its subsidiaries, in each case arising under or pursuant to the Kroll Credit Agreement and any related documents.

      (f) Supplemental Indenture. Promptly following the Effective Time, MMC shall, or shall cause the Surviving Corporation to, execute, in accordance with Section 9.14 of the Indenture, dated as of January 2, 2004, between Kroll as issuer and The Bank of New York as trustee (the “Indenture”), a supplemental indenture thereto, and mail notice of the execution of such supplemental indenture to holders of notes thereunder in accordance with the terms of the Indenture.

ARTICLE VI

CONDITIONS TO THE MERGER

      6.1.     Conditions to the Obligations of Each Party. The obligations of Kroll, MMC and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver of the following conditions prior to the Closing:

      (a) This Agreement shall have been approved and adopted by the Kroll Stockholders in accordance with Applicable Law, the Kroll Certificate and the Kroll Bylaws.

      (b) The requisite waiting period, if any, under the HSR Act shall have expired or terminated.

      (c) All other requisite approvals and consents under applicable Foreign Antitrust Laws shall have been obtained.

      (d) No provision of any Applicable Law and no judgment, temporary restraining order, preliminary or permanent injunction, order, decree or other legal restraint or prohibition shall prohibit the consummation of the Merger.

      6.2.     Conditions to Obligations of MMC and Merger Sub. The obligation of MMC and Merger Sub to consummate the Merger shall also be subject to the satisfaction or waiver by MMC at or prior to the Closing of the following conditions:

      (a) The representations and warranties set forth in Article IV (other than in the case of the representations and warranties contained in Section 4.4(a), Section 4.4(b) and Section 4.12(a)), disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct on the date hereof and at and as of the Closing Date as if made on and as of such dates (except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date), with only such exceptions as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

      (b) The representations and warranties set forth in Section 4.4(a) and Section 4.4(b) shall be true and correct in all material respects on the date hereof and on the Closing Date as if made on and as of such dates (except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date).

      (c) The representation set forth in Section 4.12(a) shall be true and correct in all respects on the date hereof and on the Closing Date as if made on and as of such dates.

      (d) Kroll shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” or “Material Adverse Effect,” in which case Kroll shall have performed and complied with all of such covenants in all respects through the Closing.

      (e) Kroll shall have delivered to MMC a certificate duly executed by an authorized officer on behalf of Kroll to the effect that each of the conditions specified above in Sections 6.2(a) through (d) is satisfied in all respects.

      6.3.     Conditions to Obligation of Kroll. The obligation of Kroll to consummate the Merger shall also be subject to the satisfaction or waiver by Kroll at or prior to the Effective Time of the following conditions:

      (a) The representations and warranties set forth in Article III, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct on the date hereof and at and as of the Closing Date as if made on and as of such dates (except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date), with only such exceptions as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

      (b) MMC and Merger Sub shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” or “Material Adverse Effect,” in which case MMC and Merger Sub shall have performed and complied with all of such covenants in all respects through the Closing.

      (c) MMC shall have delivered to Kroll a certificate executed by an authorized officer on behalf of MMC to the effect that each of the conditions specified above in Sections 6.3(a) through (b) is satisfied in all respects.

ARTICLE VII

TERMINATION; FEES AND EXPENSES

      7.1.     Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption and approval of this Agreement by the Kroll Stockholders referred to in Section 6.1(a), by mutual written consent of Kroll and MMC by action of their respective Boards.

      7.2.     Termination by Either MMC or Kroll. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of either MMC or Kroll if (a) the Merger shall not have been consummated by November 30, 2004 (the “Termination Date”), whether such date is before or after the date of the adoption of this Agreement by the Kroll Stockholders; provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by the Termination Date, (b) the adoption by the Kroll Stockholders required by Section 6.1(a) shall not have been obtained at the Kroll Stockholders Meeting (after giving effect to all adjournments or postponements thereof), or (c) any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable.

      7.3.     Termination by Kroll. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption and approval of this Agreement by the Kroll Stockholders referred to in Section 6.1(a), by action of the Kroll Board (a) if there has been a breach of any representations, warranties, covenants or agreements made by MMC or Merger Sub in this Agreement, or any such representations and warranties shall have become untrue or incorrect after the execution of this Agreement, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied and such breach or failure to be true and correct is not cured within 30 calendar days following receipt of written notice from Kroll of such breach or failure (or such longer period during which MMC or Merger Sub exercises reasonable best efforts to cure), or (b) in order to enter into an agreement with respect to a Superior Proposal if Kroll has taken the action referred to in Section 5.3(b)(iii)(B) and has otherwise complied with its obligations under Section 5.3(b) of the Agreement as they pertain to the Acquisition Proposal that is the subject of the Superior Proposal Notice; provided, however, that prior to any termination pursuant to this Section 7.3(b), (i) the Waiting Period shall have elapsed, and (ii) Kroll shall have paid the Termination Fee and Expenses in accordance with Section 7.6.

      7.4.     Termination by MMC. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption and approval of this Agreement by the Kroll Stockholders referred to in Section 6.1(a), by action of the MMC Board (a) if the Kroll Board shall have withdrawn, qualified or modified its approval of this Agreement or the Kroll Board Recommendation in a manner adverse to MMC, or approved or recommended any Acquisition Proposal (other than this Agreement and the Merger) or shall have resolved to do any of the foregoing, or (b) if there has been a breach of any representation, warranty, covenant or agreement made by Kroll in this Agreement, or any such representation and warranty shall have become untrue or incorrect after the execution of this Agreement, such that the conditions set forth in Section 6.2(a), 6.2(b), 6.2(c) or 6.2(d) would not be satisfied and such breach or failure to be true and correct is not cured within 30 calendar days following receipt of written notice from MMC of such breach or failure (or such longer period during which Kroll exercises reasonable best efforts to cure).

      7.5     Effect of Termination and Abandonment. (a) In the event of a termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other Representatives), other than the provisions of this Section 7.5 and Section 7.6; provided, however, that, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement.

      7.6.     Fees and Expenses.

      (a) In the event that:

           (i) (A)(1) MMC shall have terminated this Agreement pursuant to Section 7.4(b) by reason of Kroll’s intentional or reckless breach of any representation, warranty, covenant or agreement or (2) MMC or Kroll shall have terminated this Agreement pursuant to Section 7.2(b), (B) at or prior to the time of such breach in the case of clause (A)(1) or at or prior to the Kroll Stockholders Meeting in the case of clause (A)(2), any Person (other than MMC, Merger Sub or their respective affiliates) shall have made (or publicly disclosed its intention to make) and not withdrawn an Acquisition Proposal (substituting 50% for the 15% threshold set forth in the definition of Acquisition Proposal, a “Covered Proposal”), and (C) within nine (9) months of termination of this Agreement, Kroll enters into an agreement with respect to a Covered Proposal; or

           (ii) MMC shall have terminated this Agreement pursuant to Section 7.4(a); or

           (iii) Kroll shall have terminated this Agreement pursuant to Section 7.3(b),

then, in any such event, Kroll shall pay to MMC a termination fee in cash of $60 million (the “Termination Fee”). Any Termination Fee that becomes payable shall be paid (x) in the case of clause (i) above, not later than the date on which Kroll enters into an agreement with respect to a Covered Proposal, (y) in the case of clause (ii) above, on the second business day after the date that the Agreement is terminated, and (z) in the case of clause (iii) above, immediately prior to the termination of the Agreement, in each case payable by wire transfer of same day funds.

      (b) Upon the termination of this Agreement:

           (i) by MMC pursuant to Section 7.4(a);

           (ii) by MMC pursuant to Section 7.4(b), provided that if the termination pursuant to Section 7.4(b) is by reason of a breach of a representation or warranty, such breach of the representation or warranty by Kroll shall have been made on the date of this Agreement and such breach shall have been actually known at that time to a senior executive of Kroll and provided, further that at the time that MMC terminates this Agreement pursuant to Section 7.4(b) Kroll shall not have been entitled to terminate this Agreement pursuant to Section 7.3(a);

           (iii) by Kroll pursuant to Section 7.2(a) if on or prior to the time of such termination pursuant to Section 7.2(a) any Person (other than MMC, Merger Sub or their respective affiliates) shall have made (or publicly disclosed its intention to make) and not withdrawn an Acquisition Proposal;

(iv) by MMC or Kroll pursuant to Section 7.2(b); or

(v) by Kroll pursuant to Section 7.3(b),

then, in any such event, Kroll shall pay to MMC and Merger Sub all of the expenses actually incurred by MMC or Merger Sub in connection with this Agreement and the proposed Merger up to a maximum amount of $5.0 million (the “Expenses”). Any Expenses that become payable shall be paid (x) in the case of clauses (i) through (iv) above on the date of termination of the Agreement, and (y) in the case of clause (v) above, immediately prior to the termination of the Agreement, in each case payable by wire transfer of same day funds.

      (c) Kroll acknowledges that the agreements contained in this Section 7.6 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, MMC would not enter into this Agreement; accordingly, if Kroll fails to promptly pay any amount due pursuant to this Section 7.6, and, in order to obtain such payment, MMC commences a suit that results in a judgment against Kroll for the fees set forth in this Section 7.6 or any portion of such fees, Kroll shall pay to MMC its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fees at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made from the date such payment was required to be made through the date of payment.

      (d) Except as specifically provided in this Section 7.6, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party hereto incurring such expenses, except filing fees incurred in connection with Commission filings relating to the Merger and the transactions contemplated by this Agreement and printing and mailing costs related thereto, all of which shall be shared equally by MMC and Kroll.

ARTICLE VIII

MISCELLANEOUS

      8.1.     Non-Survival of Representations and Warranties. The representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement. Notwithstanding the foregoing, the agreements and covenants which by their nature are to be performed following the Effective Time, shall survive consummation of the Merger.

      8.2.     Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or delivered by a nationally recognized overnight courier service to the parties hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

(a)	if to MMC or Merger Sub:

Marsh & McLennan Companies, Inc.

1166 Avenue of the Americas
New York, NY 10036-2774
Attention: William L. Rosoff, Esq.
Telecopy No.: (212) 345-5808

with a copy to

Andrew R. Brownstein, Esq.

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Telecopy No.: (212) 403-2000

(b)	if to Kroll:

Kroll Inc.

900 Third Avenue
New York, NY 10022
Attention: Sabrina H. Perel, Esq.
Telecopy No.: (212) 750-5628

with a copy to

Victor I. Lewkow, Esq.

Cleary, Gottlieb, Steen & Hamilton
One Liberty Plaza
New York, NY 10006
Telecopy No.: (212) 225-3999

with a copy to

Peter Kolevzon, Esq.

Kramer Levin Naftalis & Frankel LLP
919 Third Avenue
New York, NY 10022
Telecopy No.: (212) 715-8000

      8.3.     Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings, the table of contents and the index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” For the purposes of this Agreement, “Material Adverse Effect” with respect to any party hereto means any event, change, circumstance, effect or state of facts that (a) is a material adverse effect on the business, results of operations or financial condition of such party hereto and its subsidiaries taken as a whole, other than any event, change, circumstance, effect or state of facts that results from or arises out of (i) any outbreak of hostilities, terrorism or war or (ii) changes in general economic, regulatory or political conditions or conditions in the United States or worldwide capital markets; or (b) has a material adverse effect on its ability to consummate the transactions contemplated by this Agreement. For purposes of this Agreement, a “subsidiary,” when used with respect to any party hereto, means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such party. Information disclosed in one section of the Kroll Disclosure Schedule shall be integrated into another section of the Kroll Disclosure Schedule without the necessity of a cross-reference to the extent its applicability thereto is readily apparent.

      8.4.     Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same agreement. The parties hereto may execute more than one copy of this Agreement, each of which shall constitute an original.

      8.5.     Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement) and the Confidentiality Agreement constitute the entire agreement among the parties hereto and thereto and supersede all prior agreements and understandings, agreements or representations by or among the parties hereto and thereto, written and oral, with respect to the subject matter hereof and thereof.

      8.6.     Third-Party Beneficiaries. Except for the agreement set forth in Sections 2.2 and 5.2(a), nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.

      8.7.     Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law rules of such state. All Actions arising out of or relating to this Agreement, and the Confidentiality Agreement shall be heard and determined in any state or federal court sitting in the State of Delaware.

      8.8.     Consent to Jurisdiction; Venue.

      (a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any Action arising out of or relating to this Agreement and the Confidentiality Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such Action may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

      (b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other Action relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 8.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

      8.9.     Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties hereto acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided that such party hereto was not in material default hereunder at the time of the other party’s material breach of the Agreement. The parties hereto agree that if MMC, Merger Sub or Kroll shall have failed to perform its obligations under this Agreement, then the party hereto seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that any party hereto may have against another party hereto for any failure to perform its obligations under this Agreement.

      8.10.     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

      8.11.     Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of the Merger by the Kroll Stockholders; provided, however, that after any such approval, no amendment shall be made that by law requires further approval by the Kroll Stockholders without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      8.12.     Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso of Section 8.11, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights and the single or partial exercise of any rights hereof shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

      8.13.     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

      IN WITNESS WHEREOF, MMC, Merger Sub and Kroll have signed this Agreement as of the date first written above.

MARSH & MCLENNAN COMPANIES, INC.

By:	/s/ WILLIAM ROSOFF

Name: William Rosoff

Title:	Senior Vice-President & General Counsel

KROLL MERGER CORP.

By:	/s/ RAY J. GROVES

Name: Ray J. Groves

Title:	President

KROLL INC.

By:	/s/ MICHAEL G. CHERKASKY

Name: Michael G. Cherkasky

Title:	President & Chief Executive Officer

ANNEX B

PERSONAL AND CONFIDENTIAL

May 18, 2004

Board of Directors

Kroll Inc.
900 Third Avenue
Seventh Floor
New York, NY 10022

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Kroll Inc. (the “Company”) of the $37.00 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of May 18, 2004 (the “Agreement”), among Marsh & McLennan Companies, Inc. (“MMC”), King Merger Corp., a wholly owned subsidiary of MMC, and the Company.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company from time to time, including having acted as lead arranger with respect to the Company’s $75,000,000 term loan and $25,000,000 revolving credit facility in September 2002; as sole lead and bookrunning manager with respect to a public offering of 6,325,000 Shares in October 2002; and as sole lead and bookrunning manager with respect to a public offering of the Company’s 1.75% Convertible Subordinated Notes due 2014 (aggregate principal amount $175,000,000) in January 2004. We have provided certain investment banking services to MMC from time to time, including having acted as co-lead and joint bookrunning manager with respect to a public offering of MMC’s 3.625% Senior Notes due 2008 (aggregate principal amount $250,000,000) and 4.850% Senior Notes due 2013 (aggregate principal amount $250,000,000) in February 2003 and having provided an unfunded commitment of $72,500,000 in MMC’s 364-day credit facility (aggregate principal amount $1,400,000,000) in June 2003. We also may provide investment banking services to the Company and MMC in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these

B-1

Board of Directors
Kroll Inc.
May 18, 2004
Page Two

activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, MMC and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and MMC for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2003; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the business services industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Our opinion does not address the underlying business decision of the Company to engage in the Transaction. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with the Company. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $37.00 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

GOLDMAN, SACHS & CO.

B-2

ANNEX C

DELAWARE GENERAL CORPORATION LAW

      262.     Appraisal Rights.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY

KROLL INC.
SPECIAL MEETING OF STOCKHOLDERS

This Proxy is Solicited on Behalf of the Board of Directors of Kroll Inc.

     The undersigned stockholder of Kroll Inc. (“Kroll”) hereby appoints Jules B. Kroll and Michael G. Cherkasky, each of them, as proxies of the undersigned, with full power of substitution to each, to vote all shares of Kroll common stock, par value $.01 per share, which the undersigned would be entitled to vote if present in person at Kroll’s Special Meeting of Stockholders to be held at 11:00 a.m., local time, at the offices of Kramer Levin Naftalis & Frankel LLP, located at 919 Third Avenue, 37th floor, New York, NY 10022, on Thursday, July 8, 2004 and at any or all adjournments or postponements thereof, as indicated on this proxy.

Internet Voting Instructions

     To vote using the Internet

•	Go to the following website prior to 12:00 midnight, Wednesday, July 7, 2004: www.proxyvote.com

•	Enter the information requested on your computer screen, including your twelve-digit control number located below

•	Then follow the voting instructions on the screen

     If you vote using the Internet please do not mail your proxy card.

CONTROL NUMBER: ************

(Continued and to be dated and signed on the other side.)

The Board of Directors recommends a vote “FOR” Proposals 1 and 2.

1.	To adopt the Agreement and Plan of Merger, dated as of May 18, 2004, by and among Marsh & McLennan Companies, Inc., Kroll Inc. and King Merger Corp.

☐ FOR                ☐ AGAINST                ☐ ABSTAIN

2.	To act upon any other matters properly brought before the special meeting, or any adjournment or postponement thereof, including the approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of Proposal 1 in the event there are not sufficient votes for approval of Proposal 1 at the special meeting.

☐ FOR                ☐ AGAINST                ☐ ABSTAIN

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER AND IN THE ABSENCE OF DIRECTION WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED “FOR” SUCH PROPOSAL.

     PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Receipt of the Notice of Special Meeting and of the Proxy Statement of Kroll accompanying the same is hereby acknowledged.

Dated:	, 2004

(Signature of Stockholder)

(Signature of Stockholder)

Please sign exactly as your name(s) appear(s) on your stock certificate. If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized officer.